UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 11-K

ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended December 31, 2017

Commission File No. 1-9924

__________________________________

A.	Full title of the plan and the address of the plan, if different from that of the issuer named below:

CITI RETIREMENT SAVINGS PLAN
Plans Administration Committee
388 Greenwich Street, 15th Floor
New York, NY 10013

B.	Name of issuer of the securities held pursuant to the plan and the address of its principal executive office:

Citigroup Inc.
388 Greenwich Street
New York, NY 10013

CITI RETIREMENT SAVINGS PLAN
Financial Statements and Supplemental Schedule
December 31, 2017 and 2016
(With Report of Independent Registered Public Accounting Firm Thereon)

CITI RETIREMENT SAVINGS PLAN
Financial Statements and Supplemental Schedule
December 31, 2017 and 2016

*	Other schedules required by Form 5500 which are not applicable have been omitted

Report of Independent Registered Public Accounting Firm

To the Plan Participants and Plan Administrator of
The Citi Retirement Savings Plan :

Opinion on the Financial Statements

We have audited the accompanying statements of net assets available for benefits of the Citi Retirement Savings Plan (the Plan) as of December 31, 2017 and 2016, the related statements of changes in net assets available for benefits for the years then ended, and the related notes (collectively, the "financial statements"). In our opinion, the financial statements present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2017 and 2016, and the changes to net assets available for benefits for the years then ended, in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Plan in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Accompanying Supplemental Information

The accompanying Schedule H, Line 4i - Schedule of Assets (Held at End of Year) as of December 31, 2017, has been subjected to audit procedures performed in conjunction with the audit of the Plan's financial statements. The supplemental information is the responsibility of the Plan's management. Our audit procedures included determining whether the supplemental information reconciles to the financial statements or the underlying accounting and other records, as applicable, and performing procedures to test the completeness and accuracy of the information presented in the supplemental information. In forming our opinion on the supplemental information, we evaluated whether the supplemental information, including its form and content, is presented in conformity with Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. In our opinion, the supplemental information is fairly stated, in all material respects, in relation to the financial statements as a whole.

/s/ KPMG LLP

We have served as the Plan's auditor since 1987.

New York, New York
June 11, 2018

CITI RETIREMENT SAVINGS PLAN
Statements of Net Assets Available for Benefits
December 31, 2017 and 2016

	2017	2016
Assets:
Investments, at fair value	$12,532,451,625	$10,498,388,993
Investments in fully benefit-responsive investment contracts,
at contract value	1,194,792,199	1,243,921,248
Total investments	13,727,243,824	11,742,310,241
Receivables:
Employer contributions	381,616,662	369,473,769
Interest and dividends	3,950,812	2,777,788
Receivable for securities sold	1,339,436	8,769,695
Participant contributions	836,470	527,735
Participant loans	228,425,739	225,768,994
Other	—	361,709
Total receivables	616,169,119	607,679,690
Total assets	14,343,412,943	12,349,989,931
Liabilities:
Payable for securities purchased	3,712,024	9,611,342
Payable for trustee and administrative fees	7,381,792	3,714,383
Total liabilities	11,093,816	13,325,725
Net assets available for benefits	$14,332,319,127	$12,336,664,206
See accompanying notes to financial statements.

CITI RETIREMENT SAVINGS PLAN
Statements of Changes in Net Assets Available for Benefits
Years Ended December 31, 2017 and 2016

	2017	2016
Additions to net assets attributable to:
Investment income :
Dividends	$39,381,593	$59,883,406
Interest	27,436,950	27,175,479
Net appreciation in fair value of investments	1,932,013,254	913,854,323
Net investment income	1,998,831,797	1,000,913,208
Interest income from loans receivable from participants	9,909,158	9,578,925
Contributions:
Employer	381,862,875	369,578,220
Participants	503,532,614	481,912,224
Rollover	50,021,113	39,524,591
Total contributions	935,416,602	891,015,035
Total additions to net assets	2,944,157,557	1,901,507,168
Deductions from net assets attributable to:
Distributions to participants	919,461,178	960,550,791
Trustee and administrative expenses	18,875,863	18,295,046
Dividends paid directly to participants	10,165,595	5,195,127
Total deductions from net assets	948,502,636	984,040,964
Net increase	1,995,654,921	917,466,204
Net assets available for benefits at:
Beginning of year	12,336,664,206	11,419,198,002
End of year	$14,332,319,127	$12,336,664,206
See accompanying notes to financial statements.

CITI RETIREMENT SAVINGS PLAN
Notes to Financial Statements
December 31, 2017 and 2016

(1)Description of the Plan
The following brief description of the Citi Retirement Savings Plan (the Plan) is provided for general information purposes only. Participants should refer to the Plan's Summary Plan Description and legal plan document for a more complete description of the Plan.

(a)	General
The Plan was established in 1987 and is a defined contribution plan designed to encourage savings on the part of eligible employees. The Plan covers eligible employees of Citigroup Inc. (the Company), its subsidiaries and affiliates. The Company is the Plan Sponsor, as defined by the Plan document. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended (ERISA), and the Internal Revenue Code of 1986, as amended (the Code). The Plan is designed to comply with Section 404(c) of ERISA and the related regulations. As a result, the Plan's fiduciaries may be released from liability for any losses that result from the participant's individual investment decisions.
The Plan was initially designed as an Employee Stock Ownership Plan (ESOP) within the meaning of Section 4975(e)(7) of the Code. Effective March 1, 2003, the Plan consists of an ESOP component and a non‑ESOP component. The ESOP component consists of any amount invested in the Citigroup Common Stock Fund under the Plan.
For the year ended December 31, 2016 and through January 31, 2017, State Street Bank & Trust Company was the trustee and the custodian of the Plan. Effective February 1, 2017, Bank of New York Mellon became the trustee and the custodian of the Plan. The Plan is administered by Alight Solutions Inc., a third‑party administrator.

(b)	Eligibility
Eligible employees generally include (1) employees working in the U.S. and paid from a Company payroll or (2) U.S. citizens or lawful permanent residents of the U.S. performing services overseas in an expatriate employment classification in each case who are performing services for the Company and participating subsidiaries, as defined in the Plan document.
Full‑time employees or part‑time employees scheduled to work 20 or more hours a week are eligible to participate on the first day of the first pay period after the participant becomes an employee of the Company.
Part‑time employees scheduled to work fewer than 20 hours a week are eligible to participate in the Plan on January 1 or July 1 after the employee is credited with at least 1,000 hours of service during the first 12 months with the Company or at least 1,000 hours of service in any calendar year beginning after the employee’s date of hire.

(c)	Employee Contributions
Eligible employees may defer on a before-tax and/or Roth basis a portion of their eligible pay, which generally includes overtime, commissions, shift differential pay, and periodic incentive bonuses, reduced each pay period, in any 1% increment, by an amount up to 50% of their eligible compensation in a whole percentage up to the maximum permitted by law, plus an additional catch‑up contribution, if eligible (in whole percentages but not exceeding 49% of pay).
Newly hired and rehired eligible employees are automatically enrolled in the Plan at a 6% before-tax contribution rate unless they otherwise enroll themselves or opt out of the Plan. Participants who are

CITI RETIREMENT SAVINGS PLAN
Notes to Financial Statements
December 31, 2017 and 2016

automatically enrolled in the Plan, but do not make an investment election, are invested in the Plan’s default investment, which is the Plan’s “target retirement date” fund consistent with the participant’s projected year of retirement. Further, unless the participant elects a different rate, for employees who are automatically enrolled, their contribution rate is automatically increased by 1% until they reach a before-tax contribution rate of 15%.
Catch‑up contributions are permitted in accordance with Section 414(v) of the Code. Participants who are over age 50 by the Plan year‑end can contribute up to 49% of their eligible pay up to the applicable statutory limit. There is no automatic enrollment for catch‑up contributions.

(d)	Employer Contributions
During 2017 and 2016, employer contributions consisted of three components: the Company matching contribution, fixed contribution, and transition contribution. A one‑time Company contribution is also provided to certain grandfathered participants on a limited basis when they become eligible.
The Company matching contribution was equal to 100% of the participant’s before-tax and/or Roth contributions up to 6% of the participant’s eligible compensation in 2017 and 2016 (up to the annual compensation maximum set by the Code for 2017 and 2016, respectively) for eligible employees at all compensation levels. Company matching contributions did not exceed the lesser of the participant’s contribution or 6% of the participant’s eligible compensation up to the statutory limit. Catch‑up contributions are not subject to matching contributions, but may be reclassified as before-tax contributions if the participant has not reached 6% of before-tax contributions. Participants must contribute to the Plan to receive Company matching contributions.
A fixed contribution of up to 2% of eligible pay is credited to the Plan accounts of eligible employees whose qualifying annual compensation, as defined in the Plan, is $100,000 or less.
An annual transition contribution is credited to the Plan accounts of certain employees who were eligible to receive benefits under the Plan, the Citigroup Pension Plan, and the Citigroup Ownership Program in 2007, prior to the plans’ redesign. If an employee’s total benefit opportunity under the three programs was greater than his or her benefit opportunity under the Plan, an additional transition contribution is credited. Participants receiving this transition contribution generally have long service and must be continuously employed by the Company since December 31, 2006.
At December 31, 2017, the employer contribution receivable was $381.6 million; whereas, at December 31, 2016, the employer contribution receivable was $369.5 million. Company contributions relating to 2017 and 2016 were received and credited to participant accounts during the first quarter of 2018 and 2017, respectively.

(e)	Participant Accounts
The Plan maintains a separate account for each participant, to which contributions, expenses, investment gains and losses are allocated.
Participants may elect to invest their deferral contributions, Company contributions, and account balance among the investment fund options offered under the Plan in whole increments of 1%.
A participant may elect to suspend or resume his or her contributions, subject to the Plan’s notice requirements. In addition, a participant may change the rate of his or her contributions, subject to the Plan’s notice requirements, and may elect to change the allocation of future contributions among the funds daily. A participant may also elect to transfer the value of his or her contributions in whole increments of 1% to other Plan investment funds, subject to certain restrictions.

CITI RETIREMENT SAVINGS PLAN
Notes to Financial Statements
December 31, 2017 and 2016

Changes requested by participants are implemented as soon as administratively practicable, in accordance with the Plan document.

(f)	Rollover and Transfer Contributions
The Plan permits participants to have their interests in other qualified plans rolled over to the Plan or to make rollover contributions into the Plan from a conduit individual retirement account (IRA), which holds amounts attributable solely to a rollover from another qualified plan. Such transfers or rollovers to the Plan may only be made with the approval of the Plan’s management and do not affect any other contributions made by or on behalf of a participant.
Of the participant contributions reported in 2017 and 2016, $50.0 million and $39.5 million, respectively, related to rollover contributions into the Plan.

(g)	Investment Options
Plan assets are held in a trust fund and are invested in the investment options offered under the Plan at the direction of Plan participants, in accordance with the Plan document.
In general, Plan participants may move a portion or all of their account balances among the Plan’s investment options through a fund transfer, reallocation or rebalance, generally not more frequently than once every seven calendar days. An exception to this rule is that they may move a portion or all of their account balances into the BlackRock Cash Funds: Treasury at any time. However, once a participant moves his or her Plan assets into that fund, he or she cannot move Plan assets out of the fund for seven calendar days.
In addition, Plan participants may not move an investment in the BNY Mellon Stable Value Fund (see note 3) through a fund transfer, reallocation, or rebalance directly into any of the two investment options that are considered competitors of the BNY Mellon Stable Value Fund - the BlackRock Cash Funds: Treasury and the BFA LifePath Index Retirement Fund. The BFA LifePath Index Retirement Fund is not considered a money market fund or stable value fund. This restriction on transfers enables the BNY Mellon Stable Value Fund to secure higher‑yielding, fixed‑income investments intended to preserve principal and earned interest.
If a Plan participant moves a portion or all of his or her account balance from the BNY Mellon Stable Value Fund through a fund transfer, reallocation, or rebalance into any investment option other than the two competing investment options named above, the amount moved must remain invested in a noncompeting investment option for at least 90 days before it can be moved into one of the two competing investment options.
These restrictions are subject to change at any time depending on generally applicable Plan rules or the requirements of the funds.
To the extent required by the compliance procedures of a mutual fund to ensure the fund’s adherence to the market timing rules mandated by the Securities and Exchange Commission and upon request by a mutual fund, the Plan may provide reports to the fund detailing Plan participants’ trading activity in that particular fund. The Company also may restrict the ability of certain Plan participants to invest in or divest from the Citigroup Common Stock Fund.
In general, no investment-related transaction costs are associated with the Plan, though the funds have the right to impose redemption fees, should they decide to do so.

CITI RETIREMENT SAVINGS PLAN
Notes to Financial Statements
December 31, 2017 and 2016

The Plan does not directly participate in securities lending programs; however, there are investment funds that engage in securities lending which are available to Plan participants. The investment manager for an investment option determines the terms of, and the extent to which, securities lending is used. Engaging in securities lending is intended to benefit Plan participants investing in such investment offering.
Effective June 1, 2016, WAMCO High Yield was eliminated as a component of the High Yield Bond Fund and replaced by BlackRock High Yield and Prudential High Yield. Additionally, the weighting for the High Yield Bond Fund was changed to 40% T. Rowe Price, 40% BlackRock and 20% Prudential.
Effective November 30, 2016, the Large Cap U.S. Equity Fund was eliminated and all assets were transferred to the SSgA S&P 500 Index Fund.
Effective March 1, 2017, the Large Cap Non-U.S. Equity Fund was restructured, eliminating the DFA International Value IV and DFA Emerging Markets II components, and adding WCM Focused Growth International, Lazard International and the Schroder Multi Cap International Fund. Additionally, the weighting for the Large Cap Non-U.S. Fund was changed to 25% for each component strategy.
Effective May 22, 2017, the BlackRock T-Fund was eliminated and replaced by the BlackRock Cash Funds: Treasury.
Effective September 22, 2017, the Small Cap U.S. Equity Fund was restructured, eliminating the Numeric Small Cap Growth component, and adding T. Rowe Price Small Cap Growth and LA Capital Small Cap Growth. Additionally, the weighting for the Small Cap U.S. Fund was changed to 25% for each component strategy.
Effective March 29, 2018, State Street Global Advisors (SSgA) was replaced by BlackRock as the manager for the S&P 500 Index Fund, Russell 2000 Index Fund, S&P Midcap 400 Index Fund, Russell 3000 Index Fund, MSCI EAFE Index Fund, MSCI Emerging Markets Index Fund, Bloomberg Barclays US TIPS Index Fund and the Bloomberg Roll Select Commodity Index Fund.
Effective March 29, 2018, the SSgA Diversified Bond Fund was eliminated as an investment option and the assets were transferred to the BlackRock US Bond Fund.

(h)	Vesting
The rights of a participant to his or her own contributions and any earnings thereon are at all times fully vested and nonforfeitable.
Company fixed and transition contributions, as described in note 1(d), vest according to the following schedule:

•	Upon completion of three years of service, any fixed and/or transition contributions made on a participant’s behalf will be immediately vested;

•	If a participant reaches age 55, dies or becomes disabled while in service;

•	In the case of a full or partial termination of the Plan or complete discontinuance of contributions under the Plan.
Once a participant is vested in his or her Company contributions, those contributions are available for distribution or rollover once he or she leaves the Company or is otherwise eligible to take a distribution, as more fully described in notes 1(k) and (l).

CITI RETIREMENT SAVINGS PLAN
Notes to Financial Statements
December 31, 2017 and 2016

(i)	Forfeited Accounts
Forfeitures may be used to offset expenses of the Plan. During 2017 and 2016, $415,413 and $2,486,133, respectively, of forfeitures were used to offset Plan expenses. As of December 31, 2017 and 2016, unallocated forfeitures were $809,637 and $924,446, respectively.

(j)	Loans Receivable from Participants
Subject to the Plan’s provisions and the requirements contained within ERISA and the Code, participants may apply for up to two loans from the Plan at a fixed annual interest rate equal to the prime rate, as published in The Wall Street Journal for the fifteenth business day of the month in which the loan application is initiated, plus 1%. Loans may be made for a minimum amount of $1,000, the maximum of which would be the lesser of 50% of the participant’s vested account balance or $50,000, less the highest outstanding loan balance in the previous twelve months. Loans receivable from participants as of December 31, 2017 and 2016 bore interest rates from 4.25% to 10.50%.
Loans receivable from participants are valued at unpaid principal plus any accrued but unpaid interest.
Loan repayments by participants who are employed by the Company are generally made through after‑tax payroll deductions. Manual loan repayments by participants who are no longer employed by the Company and who are eligible to make manual loan repayments are submitted directly to Alight Solutions, Inc.. Loan terms range from 1 to 5 years for general‑purpose loans or up to 20 years for the purchase of a primary residence.
Each loan is secured through the vested balance in the participant’s Plan account. If a participant defaults on his or her loan by failing to make timely repayments, the outstanding principal and interest due on the loan is treated as a deemed distribution and reported as a taxable distribution to the participant as soon as administratively practicable in the year of default. If the participant has an outstanding loan and takes a distribution of his or her Plan benefit, the outstanding principal and interest due on the loan is deducted from the account balance before an amount is distributed to the participant.
A participant applying for a loan through the Plan will be charged a $50 loan application fee. The loan application fee is nonrefundable and will be used to offset the administrative expenses associated with the loan. The fee will be deducted from the participant’s Plan account at the time his or her loan request is processed. Plan participants who reside in Florida may be subject to a nominal tax imposed by Florida law, which is deducted from the participant’s Plan account at the time his or her loan request is processed as soon as administratively practicable.

(k)	Withdrawals
Prior to termination of employment, a participant may withdraw, subject to the Plan’s notice requirements, all or a portion of the vested value of his or her participant account if the participant has attained age 59½ or becomes totally and permanently disabled, or a certain portion of the value of his or her participant account in the event of demonstrated financial hardship, subject to the Plan’s provisions. Withdrawals to which a participant is entitled are the amounts that can be provided by the contributions and income thereon (including net realized and unrealized investment gains and losses) allocated to each participant’s account, less allocated expenses. Withdrawals from the Citigroup Common Stock Fund and the State Street Common Stock Fund may be paid in either shares of common stock or cash at the discretion of the participant, with the exception of a hardship withdrawal, which must be paid in cash. Fractional shares and withdrawals from other funds are paid in cash.

CITI RETIREMENT SAVINGS PLAN
Notes to Financial Statements
December 31, 2017 and 2016

(l)	Distributions
A participant, after leaving the Company, can have the total of his or her vested account distributed in accordance with the provisions of the Plan.
If the value of a participant’s account exceeds $5,000, the participant may elect to defer the commencement of his or her distribution until April 1 of the calendar year following the calendar year in which the participant attains age 70 ½, or may request a distribution at any time in the form of a lump‑sum payment or installments. The value of this distribution will be based on the value of the participant’s vested account at the valuation date that coincides with the distribution, to the extent administratively practicable. If the participant has terminated employment, minimum distributions must commence no later than April 1 of the calendar year following the calendar year in which the participant attains age 70½. If the participant is still employed at age 70½, minimum distributions must commence when the participant retires or otherwise separates from service.
If the value of a participant’s account is at least $1,000 and does not exceed $5,000, the Plan will automatically roll the participant’s account over to an IRA, if the participant does not elect otherwise within 90 days of receiving a notice from the Plan. This provision does not apply to participants who are age 65 or older. If the Plan participant is age 65 or older and his or her account balance is $5,000 or less, the Plan will distribute his or her account as a lump‑sum distribution and withhold the applicable taxes. If the value of a participant’s account is less than $1,000, the Plan will distribute the participant’s account upon termination of employment, unless otherwise instructed.
Distributions to which a participant is entitled are the vested amounts that can be provided by the contributions and income thereon (including net realized and unrealized investment gains and losses) allocated to each participant’s account, less allocated expenses. Distributions from the Citigroup Common Stock Fund and the State Street Common Stock Fund may be paid in either shares of common stock or cash at the discretion of the participant. Fractional shares and distributions from other funds are paid in cash.

(2)	Summary of Significant Accounting Policies

(a)	Basis of Accounting
The accompanying financial statements have been prepared under the accrual basis of accounting.

(b)	Use of Estimates
The preparation of the financial statements in conformity with U.S. generally accepted accounting principles (GAAP) requires the Plan’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities, changes therein, and disclosure of contingent assets and liabilities at the date the financial statements are prepared. Actual results could differ from those estimates and assumptions. Significant estimates inherent in the preparation of the financial statements include the fair value of investments.

(c)	Investment Valuation and Income Recognition
Investments held by the Plan are generally stated at fair value with the exception of fully benefit-responsive investment contracts, which according to GAAP are stated at contract value.

Cash equivalents and short-term investments are valued at cost, which approximates fair value.

Equity investments traded on national securities exchanges are valued at their closing market prices. When no trades are reported, they are valued at the most recent bid quotation; securities traded in the

CITI RETIREMENT SAVINGS PLAN
Notes to Financial Statements
December 31, 2017 and 2016

over‑the‑counter market are valued at their last sale or bid price. This includes U.S. and non‑U.S. equities in separately managed accounts.
The shares of common stock held by the Citigroup Common Stock Fund and the State Street Common Stock Fund are valued at the last reported sale price on the New York Stock Exchange on the last business day of the year.
Mutual funds are valued at the net asset value (NAV) reported in the active market where the fund is traded on a daily basis.
Collective trust funds are valued based on NAV. In 2016, these investments were re-evaluated and determined to have readily determinable fair values as compared to being valued at fair value using NAV as a practical expedient. Participant‑directed redemptions from these collective trust funds generally can be made daily, subject to a Plan imposed 7‑day minimum holding period on investments (other than BNY Mellon Stable Value Fund related investments which have a longer holding period). There were no unfunded commitments as of December 31, 2017.
Purchases and sales of investments are recorded on a trade-date basis. Securities purchased or sold near year-end may result in payments on these securities not being made or received until after the Plan’s year-end. The amounts of such payments are recorded as payables or receivables as of year-end in the statements of net assets available for benefits. Interest income is recorded as earned on the accrual basis. Dividend income is recorded on the ex-dividend date.

(d)	Fair Value of Other Assets and Liabilities
The carrying value of other assets and liabilities approximates fair value because of the short-term nature of these items.

(e)	Payment of Benefits
Benefits are recorded when paid.
(3)    Guaranteed Investment Contracts
The Plan’s BNY Mellon Stable Value Fund (Fund) is a custom investment vehicle that invests in fully benefit‑responsive investment contracts, including traditional GICs, synthetic GICs and separate account GICs issued by insurance companies.
Traditional GICs are investment contracts backed by the general assets of the issuer. The issuer agrees to provide the Fund with a guaranteed interest rate on the Fund’s investment for a specified period of time. Participants may ordinarily direct the withdrawal or transfer of all or a portion of their investment at contract value. Contract value represents contributions made under the contract, plus earnings, less participant withdrawals and administrative expenses. At December 31, 2017 and 2016, the Plan did not have any traditional GICs.
Synthetic GICs consist of two parts: underlying investments, generally fixed-income- related securities owned directly by the Plan and a “wrapper” contract purchased from an insurance company. The wrapper contract guarantees full payment of principal and interest. The wrapper contracts are obligated to provide an interest crediting rate of not less than zero. The wrapper contract amortizes the realized and unrealized gains and losses on the underlying fixed income investments, typically over the duration of the investments, through adjustments to the future interest crediting rate. These investments are credited with earnings on the underlying investments and charged for participant withdrawals and administrative expenses. Participants may ordinarily direct the withdrawal or transfer of all or a portion of their investment at contract value.

CITI RETIREMENT SAVINGS PLAN
Notes to Financial Statements
December 31, 2017 and 2016

Separate account GICs are investment contracts in a segregated account backed by the general assets of the issuer for the benefit of the investors. The total return of the segregated account assets supports the separate account GICs return. The credited rate on this product will reset periodically and it will have an interest rate of not less than zero. During 2017, the Plan disposed of its separate account GICs.
There are no reserves against contract value for credit risk of the contract issuers or otherwise.
An investment contract is considered fully benefit‑responsive if all of the following criteria are met:

•	The investment contract is between the Fund and the issuer and the contract cannot be sold or assigned.

•
The contract issuer must be obligated to repay principal and interest to participants in the Fund or provide prospective crediting rate adjustments that cannot result in an interest crediting rate less than zero.

•	All permitted participant‑initiated transactions occur at contract value, without limitations.

•	An event that limits the ability of the participant to transact at contract value is not probable.

•	The Fund must allow participants reasonable access to their funds.
The Plan’s management has concluded that the GICs are fully benefit‑responsive investment contracts and has reported such contracts at contract value, as shown in the table below:

	2017	2016
Investments in fully benefit-responsive investment contracts, at contract value:
Separate account GICs	$—	$194,931,959
Synthetic GICs	1,194,792,199	1,048,989,289
Investments in fully benefit-responsive investment contracts, at contract value:	$1,194,792,199	$1,243,921,248
In addition, the Fund owns units of the State Street Short‑Term Investment Fund, which serves as the Fund’s short‑term liquidity vehicle, included in the fair value hierarchy table in cash equivalents and short-term investments.

(4)	Fair Value Measurements
FASB Accounting Standards Codification (ASC) 820, Fair Value Measurement, provides a framework for measuring fair value, which provides a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy are described below:

•	Level 1 – Quoted prices for identical instruments in active markets.

•
Level 2 – Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model‑derived valuations in which all significant inputs and significant value drivers are observable in active markets.

•	Level 3 – Valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

CITI RETIREMENT SAVINGS PLAN
Notes to Financial Statements
December 31, 2017 and 2016

This hierarchy requires the Plan’s management to use observable market data, when available, and to minimize the use of unobservable inputs when determining fair value. As required by ASC 820, assets are classified in their entirety based on the lowest level of input that is significant to the fair value measurement.
The methods described above may produce a fair value measurement that may not be indicative of net realizable value or reflective of future fair values. Furthermore, while the Plan believes its valuation methods are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different fair value measurement at the reporting date.
The table below categorizes the Plan’s investments by level within the fair value hierarchy as of December 31, 2017.

	December 31, 2017
	Level 1	Level 2	Total
Investments, at fair value:
Cash equivalents and short-term investments	$668,042	$71,783,909	$72,451,951
Collective trust funds	—	9,899,697,200	9,899,697,200
U.S. equities	1,162,749,464	—	1,162,749,464
Non-U.S. equities	508,393,616	—	508,393,616
Mutual funds	889,159,394	—	889,159,394
Investments, at fair value	$2,560,970,516	$9,971,481,109	$12,532,451,625
The table below categorizes the Plan’s investments by level within the fair value hierarchy as of December 31, 2016.

	December 31, 2016
	Level 1	Level 2	Total
Investments, at fair value:
Cash equivalents and short-term investments	$418,956,859	$89,964,066	$508,920,925
Collective trust funds	—	8,064,318,775	8,064,318,775
U.S. equities	971,828,893	—	971,828,893
Non-U.S. equities	238,700,844	—	238,700,844
Mutual funds	714,619,556	—	714,619,556
Investments, at fair value	$2,344,106,152	$8,154,282,841	$10,498,388,993
Apart from the reclassification of collective trust funds to Level 2 in 2016 which were previously reported as valued using NAV as a practical expedient to conform to ASU 2015-10 noted in Note 2 to the financial statements, there were no transfers or reclassifications of investments between levels within the fair value hierarchy during the years ended December 31, 2017 and 2016, and there were no changes in valuation methodologies used to measure the fair value of the Plan’s investments as of and for the years ended December 31, 2017 and 2016.

CITI RETIREMENT SAVINGS PLAN
Notes to Financial Statements
December 31, 2017 and 2016

(5)	Administrative Expenses
Plan provisions allow for administrative expenses, including, but not limited to, audit fees, custodial and trustee fees, investment manager fees, and recordkeeping fees to be paid by the Plan and allocated to participant accounts. Expenses related to monthly investment service fees and loan fees are charged to participants’ investment balances and are reflected in the value of their participant accounts. These expenses are reported in trustee and administrative expenses in the statements of changes in net assets available for benefits, or if paid by the investment funds, are included in net appreciation in fair value of investments.
Any expenses not borne by the Plan are paid by the Company.

(6)	Risks and Uncertainties
The Plan invests in a variety of investment securities. Investment securities, in general, are exposed to various risks, such as interest rate, credit, foreign exchange and overall market volatility risk. Due to the level of risk associated with certain investment securities, it is reasonable to expect that changes in the values of investment securities will occur in the near term and that such changes could materially affect participant account balances and the net assets available for plan benefits.
The Plan’s exposure to a concentration of credit risk is limited by the diversification of investments across participant‑directed fund elections and one election that is closed to new contributions. Additionally, the investments within each investment fund option are further diversified into varied financial instruments, with the exception of the Citigroup Common Stock Fund and State Street Common Stock Fund, which primarily invest in the securities of a single issuer. At both December 31, 2017 and 2016, approximately 6% of the Plan’s total investments were invested in Citigroup common stock.
Plan investments include a variety of investments that may directly or indirectly invest in securities with contractual cash flows. The value, liquidity, and related income of these securities are sensitive to changes in economic conditions and may be adversely affected by shifts in the market’s perception of the issuers and changes in interest rates.

(7)	Party‑in‑Interest Transactions
Certain Plan investments are units of the Citigroup Common Stock Fund, which consists of common stock issued by the Company. The Plan’s investment in the Citigroup Common Stock Fund was $759.7 million and $661.8 million at December 31, 2017 and December 31, 2016, respectively.
The Plan held no direct investments through other investment options in the Company’s common stock at December 31, 2017 and December 31, 2016. In 2017 and 2016, the Company paid $10.2 million and $5.2 million, respectively, to the participants for dividends on common stocks held directly.
Certain Plan investments are units of the State Street Common Stock Fund, which consist of common stock issued by State Street Corporation. The Plan’s investment in State Street Common Stock Fund was $4.0 million and $3.6 million at December 31, 2017 and December 31, 2016, respectively. The Plan had no direct investments in State Street Corporation’s common stock at December 31, 2017 and 2016.
Certain Plan investments are shares of collective trust funds managed by State Street Corporation amounting to $7,322.8 million and $6,124.6 million at December 31, 2017 and December 31, 2016, respectively.
At December 31, 2017 and 2016, the Plan held $71.7 million and $90.0 million, respectively, of the Bank of New York Mellon Short-Term Investment Fund, State Street Bank & Trust Co Short‑Term Investment Fund, State Street Bank & Trust Co. Government Short‑Term Investment Fund and State Street (US Dollar) Fund. At December 31, 2017 and 2016, the Plan also held through synthetic GICs $656,392 and $130,458,

CITI RETIREMENT SAVINGS PLAN
Notes to Financial Statements
December 31, 2017 and 2016

respectively, of Bank of New York Mellon corporate bonds, Bank of New York Mellon Short-Term Investment Fund and State Street corporate bonds.
These transactions qualify as exempt party-in-interest transactions.

(8)	Tax Status
The Internal Revenue Service (the IRS) has determined and informed the Plan by a letter dated April 8, 2016 that the Plan as amended and restated effective January 1, 2014 and related trust are established in accordance with applicable sections of the Code and, therefore, the Plan qualifies as tax‑exempt under Section 401(a) of the Code. Although the Plan has been amended since receiving the favorable determination letter, the Plan's management and the Plan's legal counsel believe that the Plan, as amended, continues to be qualified as tax-exempt and continues to operate in compliance with the applicable requirements of the Code. Therefore, no provision for income taxes is included in the Plan’s financial statements.
GAAP requires the Plan’s management to evaluate tax positions taken by the Plan and recognize a tax liability (or asset) if the Plan has taken an uncertain position that more likely than not would not be sustained upon examination by the IRS. The Plan’s management has concluded that, as of December 31, 2017 and 2016, there are no uncertain positions taken or expected to be taken that would require recognition of a liability (or asset) or disclosure in the financial statements.
The Plan is subject to audits by taxing jurisdictions; however, there are currently no audits for any open tax periods in progress. The Company believes the Plan is no longer subject to tax examination for years prior to 2014.
(9)    Plan Termination
Although it has not expressed any intention to do so, the Plan Sponsor has the right under the Plan to amend or discontinue its contributions at any time and to amend or terminate the Plan subject to the provisions of ERISA. In the event of Plan termination, either full or partial, all amounts credited to the impacted participants’ accounts will become 100% vested and, therefore, will not be subject to forfeiture.

(10)	Pending Litigation
In October 2007, a complaint was filed on behalf of a putative class of participants in the 401(k) Plan from 2001 through 2007, against the Company and the 401(k) Plan administration and investment committees. Plaintiffs alleged that defendants engaged in prohibited transactions and breached fiduciary duties under ERISA by including Citigroup affiliated mutual funds as investment options, and by purchasing services from a Citigroup affiliated entity. Following several motions to dismiss and motions to amend the pleadings, the operative complaint now asserts claims for breach of fiduciary duties of prudence and loyalty by including, and failing to remove, nine specific Citigroup affiliated mutual funds as investment options in the 401(k) Plan which allegedly charged higher management fees than comparable non-affiliated funds. In November 2017, the court certified a class of participants in the 401(k) Plan who invested in the nine specific funds from October 18, 2001 to December 1, 2005. Expert discovery commenced thereafter and was completed on June 8, 2018. On May 18, 2018, the parties notified the Court that they reached a settlement in principle and requested that the Court stay the action for 45 days to give the parties time to finalize a settlement agreement and give plaintiffs time to prepare a motion for preliminary approval of the settlement. The settlement funds, after deduction of fees and expenses, will be paid to members of the class.

(11)	Subsequent Events
The Plan's management evaluated subsequent events through the date on which the financial statements were issued, and determined that, other than those disclosed throughout the financial statements, no additional disclosures were required.

CITI RETIREMENT SAVINGS PLAN
Notes to Financial Statements
December 31, 2017 and 2016

(12)	Reconciliation of Financial Statements to Form 5500
The following is a reconciliation of amounts reported in the financial statements to amounts reported on Form 5500 as of and for the years ended December 31, 2017 and 2016:

	2017	2016
Net assets available for benefits per the financial statements	$14,332,319,127	$12,336,664,206
Adjustment from contract value to fair value for fully benefit-responsive investment contracts	2,450,402	7,279,972
Net assets available for benefits per the Form 5500	$14,334,769,529	$12,343,944,178
Net increase in net assets available for benefits per the financial statements	$1,995,654,921	$917,466,204
Prior year adjustment from contract value to fair value for fully benefit-responsive investment contracts	(7,279,972)	(16,839,585)
Current year adjustment from contract value to fair value for fully benefit-responsive investment contracts	2,450,402	7,279,972
Net increase in net assets per Form 5500	$1,990,825,351	$907,906,591

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2017

		Interest	Maturity	Number of	Cost	Current
	Identity of issue	rate	date	shares/units	value**	value

	Cash equivalents and short-term investments:
	Australian Dollar			33,987		$26,583
	Brazilian Real			156,581		53,382
	Canadian Dollar			16,079		12,833
	Cash Collateral Held At Rbs			(49,863)		(49,863)
*	Collective US Gov't STIF 12	1.18%		36,995		36,995
*	Collective US Gov't STIF 15	1.23%		71,657,160		71,657,160
	Danish Krone			24,253		3,912
	Euro Currency			136,578		164,000
	Great British Pound Overdrawn			(2,857,751)		(3,865,814)
	Hong Kong Dollar			19,444		57,552
	Hungarian Forint			320,714		1,241
	Indonesian Rupiah			597,711,259		44,055
	Japanese Yen Overdrawn			(100,689,415)		(893,825)
	Mexican Peso			3,914		200
	New Taiwan Dollar Overdrawn			(997)		(134,596)
	New Turkish Lira			7,068		1,864
	New Zealand Dollar			17,000		12,090
	Philippine Peso			2,303,841		46,151
	South African Rand Overdrawn			(13,547,664)		(1,094,319)
	South Korean Won			196,988,864		184,007
	Swedish Krona Overdrawn			(22,503)		(2,749)
	Taiwan Dollar			4,495,024		151,050

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2017

		Interest	Maturity	Number of	Cost	Current
	Identity of issue	rate	date	shares/units	value**	value
	Thailand Baht			179,837		378,695
	U.S. Dollar			5,661,347		5,661,347
	Total cash equivalents and short-term investments					72,451,951

	Collective trust funds:
	BFA Lifepath Index 2020 Fund			10,805,478		216,221,935
	BFA Lifepath Index 2025 Fund			14,633,840		284,601,851
	BFA Lifepath Index 2030 Fund			15,207,671		324,524,096
	BFA Lifepath Index 2035 Fund			14,985,039		304,463,016
	BFA Lifepath Index 2040 Fund			13,662,711		304,765,895
	BFA Lifepath Index 2045 Fund			18,921,113		393,135,310
	BFA Lifepath Index 2050 Fund			13,803,499		235,660,243
	BFA Lifepath Index 2055 Fund			3,062,964		67,882,931
	BFA Lifepath Index Retirement			11,621,528		227,056,768
	Schroder Collective Invt Trust			11,303,349		132,968,298
*	SSgA Emg Mkts Indx NL SF CL A			8,405,828		282,057,552
*	SSgA Bloomberg Roll Select Commodity Index			5,582,460		41,583,742
*	SSgA Intl Indx SL SF CL I			30,965,946		913,836,020
*	SSgA Russell All Cap (R) Indx SL SF CL I			17,647,899		895,119,086
*	SSgA Russell Small Cap (R) Indx SL SF CL I			9,524,533		568,728,914
*	SSGA S&P 400 Mid Cap Fund			10,185,687		805,697,989
*	SSgA S&P 500 (R) Indx SL SF CL I			4,597,892		2,961,612,523
*	Ssga U S Inflation Protected B			10,254,000		162,331,074

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2017

		Interest	Maturity	Number of	Cost	Current
	Identity of issue	rate	date	shares/units	value**	value
*	U.S. Diversified Bond BL SF CL A			63,427,135		691,799,761
	Wellington CIF II Citigroup Emerging Markets Debt Portfolio			6,274,740		85,650,196
	Total collective trust funds					9,899,697,200

	Mutual funds:
	BlackRock Cash Funds: Treasury			403,819,154		403,819,154
	BlackRock High Yield Portfolio Fund			9,457,723		73,864,814
	DFA Emerging Markets Portfolio			3,003,327		87,486,917
	Dodge & Cox International Stock Fund			2,838,260		131,468,194
	Ishares Msci India Small Cap			160,062		8,414,507
	Legg Mason Bw Global Opportunities			6,128,687		66,251,106
	Prudential High Yield Fund			6,666,367		36,798,345
	T Rowe Price International Discovery Fund			8,192,979		73,736,809
	Wisdom Tree India Earnings Fund			262,915		7,319,548
	Total mutual funds					889,159,394

	Non-U.S. equities:
	3Sbio Inc			491,757		964,983
	58.Com Inc			18,272		1,307,756
	Aalberts Industries			20,602		1,048,799
	Abcam Plc			178,587		2,548,711
	Accton Technology Corp			65,819		234,449
	Acerinox Sa			56,015		801,442

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2017

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Adidas Ag			13,530		2,715,753
Ado Properties Sa			12,144		616,532
Advanced Process Systems Corp			19,108		626,496
Aedas Homes Sau			31,657		1,163,227
Afreecatv Co Ltd			22,042		395,312
Ahlsell Ab			142,177		916,881
Aia Group Ltd			544,714		4,644,211
Air Arabia Pjsc			1,843,968		622,555
Air Liquide Sa			15,285		1,928,156
Air Water Inc			35,946		758,801
Airports Of Thailand Pcl			674,151		1,406,635
Aixtron Se			146,138		2,032,092
Alfa Financial Software Holdin			140,549		1,017,181
Als Ltd			144,100		787,830
Alsea Sab			130,203		428,166
Altus Group Ltd			36,545		1,077,138
Amadeus It Group			31,846		2,518,478
Ambu A/S			17,959		1,610,402
Amplifon Spa			78,384		1,208,540
Anheuser-Busch Inbev Sa/Nv			16,390		1,832,916
Ap Moller - Maersk A/S			793		1,385,830
Aruhi Corp			48,627		568,497
Ascential Plc			448,939		2,339,936

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2017

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Assa Abloy Ab			102,906		2,141,711
Atlas Copco Ab			92,465		4,000,132
Aumann Ag			8,747		671,361
Avanza bank Holding			18,859		792,576
Axiare Patrimonio Socimi Sa Reit			97,278		2,151,668
Ayala Land Inc			513,292		458,590
B3 Sa - Brasil Bolsa Balcao			132,636		910,871
Baic Motor Corp Ltd			1,139,873		1,484,388
Bakkavor Group Plc			377,589		984,535
Banca Generali Spa			26,223		873,506
Banco Del Bajio Sa			600,453		1,101,135
Bank Negara Indonesia Perser			837,104		610,826
Bank Of The Ryukyus Ltd			38,642		580,739
Bank Rakyat Indonesia Perser			3,663,336		982,836
Bankia Sa			62,718		300,267
Baozun Inc			45,668		1,441,283
Baron De Ley			2,781		367,310
BB Seguridade Participacoes			152,854		1,312,833
BDO Unibank Inc			153,508		504,313
Beauty Community Pcl			542,612		346,312
Bhp Billiton Plc			128,954		2,655,895
Bim Birlesik Magazalar As			15,477		318,788
Biomerieux			2,704		242,508

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2017

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Biotoscana Investments Sa			93,045		577,831
Bnk Financial Group Inc			210,178		1,849,405
BR Malls Participacoes			174,061		667,993
Brasil Brokers Participacoes			285,768		85,289
Brenntag Ag			13,331		844,727
Bridgestone Corp			23,531		1,094,157
British American Tobacco Plc			44,805		3,041,417
Brunello Cucinelli			18,934		614,111
Bt Group Plc			223,573		821,725
BT Investment management Ltd			95,326		841,774
Byd Co Ltd			40,389		351,848
Cae Inc			40,439		753,621
Cairn Homes Plc			380,709		893,739
Caltex Australia Ltd			28,545		760,206
Camil Alimentos Sa			314,338		741,993
Canadian National Railway Co			13,062		1,080,538
Capcom Co Ltd			12,381		392,926
Capgemini Se			21,458		2,548,114
Capitec Bank Holdings Ltd			10,075		893,566
Carlsberg A/S			14,599		1,754,165
Central Pattana Pub Co			170,133		445,040
Chailease Holding Co Ltd			146,598		426,613
China Communications Construct			689,110		782,789

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2017

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
China Construction Bank Corp			3,748,717		3,452,696
China Lodging Group Ltd			11,177		1,614,312
China Molybdenum Co Ltd			430,818		276,657
China Pacific Insurance			816,959		3,924,220
Chow Sang Sang Holdings Intern			255,614		617,348
Chr Hansen Holding A/S			41,733		3,917,274
Chroma Ate Inc			55,847		304,020
Cia De Saneamento Basico Do Es			97,415		1,008,192
Cia De Saneamento Do Parana			131,380		2,372,445
CIE Automotive Sa			25,345		736,806
Cie Generale Des Etablissement			13,258		1,903,300
Cielo Sa			216,647		1,536,144
Cineworld Group Plc			98,178		798,188
Clicks Group Ltd			46,198		675,920
Cochlear Ltd			9,702		1,299,412
Coloplast A/S			25,401		2,021,692
Compass Group Plc			211,197		4,571,151
Computer Modelling Group Ltd			22,067		169,073
Concentric			36,942		681,317
CP All Pcl			379,858		897,486
Csl Ltd			53,168		5,875,978
CSPC Pharmaceutical Group			810,392		1,635,858
Daio Paper Corp			70,494		932,405

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2017

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Daiwa House Industry Co Ltd			74,513		2,862,133
Dbs Group Holdings Ltd			99,509		1,850,350
DCC Plc			12,309		1,243,039
Denka Co Ltd			27,558		1,104,537
Descartes Systems			28,657		817,424
Diageo Plc			48,973		1,805,263
Dic Corp			23,664		894,894
Dirtt Environmental Solution			192,182		1,033,804
Disco Corp			4,393		977,733
Dixons Carphone Plc			171,466		461,582
Dksh Holding			12,279		1,074,216
Dollarama Inc			21,881		2,742,668
Dometic Group			89,550		913,818
Don Quijote Holdings Co Ltd			57,033		2,982,040
Dp World Ltd			100,019		3,354,378
Dufry Ag Reg			8,155		1,212,533
Duzonbizon Co Ltd			24,388		758,606
E.Sun Financial Holding Co			392,066		249,006
Ebiquity Plc			173,800		249,802
Edenred			25,891		751,751
Edita Food Industries			55,636		299,878
Eiken Chemical Co Ltd			23,864		1,143,945
Electric Power Development			36,545		984,585

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2017

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Elekta Ab			131,032		1,084,266
Elite Material Co Ltd			223,387		761,927
Essilor International Cie Gene			22,421		3,094,748
Eurofins Scientific			2,196		1,338,327
Experian Plc			208,912		4,623,425
Ezaki Glico Co Ltd			9,386		468,250
Fairfax India Holdings Corp			106,194		1,592,905
Ferguson Plc			32,133		2,316,851
Ferrari Nv			25,416		2,668,909
Finecobank Spa			124,078		1,271,650
Firstrand Ltd			121,446		659,712
Fisher & Paykel Healthcare			194,285		1,982,814
Flybe Group Plc			412,725		175,869
Fresh Del Monte Produce Inc			20,588		1,163,307
Fufeng Group Ltd			1,182,215		771,276
Fujitec Co Ltd			98,551		1,423,371
Fujitsu General Ltd			61,108		1,342,037
Fukuoka Financial Group Inc			203,692		1,144,583
Geely Automobile Holdings			398,906		1,382,875
Genus Plc			22,829		781,605
Georgia Healthcare Group Plc			166,713		800,601
Gima Tt Spa			37,339		744,729
Global Unichip Corp			30,915		264,912

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2017

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Globalwafers Co Ltd			30,915		412,951
Grifols Sa			38,146		1,072,022
Grupo Aeroport Del Pacific			23,236		239,898
Haier Electronics Group Co			399,397		1,093,356
Haitian International Holdings			67,814		203,859
Halfords Group Plc			113,443		536,803
Hana Financial Group			66,165		3,077,849
Hanssem Co Ltd			4,472		751,954
Hanwa Co Ltd			25,961		1,200,672
Hermes International			5,555		2,976,566
Hikari Tsushin Inc			9,086		1,306,682
His Co Ltd			16,675		604,675
Hitachi Metals Ltd			59,011		847,578
Hiwin Technologies Corp			49,664		537,384
Horiba Ltd			14,678		884,709
Hoshino Resorts Reit Inc			229		1,115,138
Howden Joinery Group Plc			425,772		2,688,597
Hugel Inc			414		216,336
Huhtamaki Oyj			18,835		791,579
Huntsworth Plc			275,501		302,806
Ibstock Plc			425,687		1,534,633
Idec Corp			12,781		304,513
Iguatemi Emp De Shopping			64,203		762,400

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2017

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Imcd Group			18,481		1,163,531
Indorama Ventures Pcl			177,214		289,556
Industria De Diseno Textil Sa			44,341		1,546,509
Integrated Diagnostics Holding			144,166		670,373
Intermediate Capital Group			102,983		1,596,503
Intertrust			34,651		650,341
Investec Plc			164,393		1,189,745
Inwido Ab			34,404		351,919
Iochpe Maxion Sa			40,389		280,049
IP Group Plc			281,678		541,838
IQE Plc			1,408,034		2,609,463
Irb Brasil Resseguros S/A			82,666		847,322
Isuzu Motors Ltd			101,005		1,691,934
Itau Unibanco Holding			64,573		828,890
Ivanhoe Mines Ltd			125,318		424,079
Japan Securities Finance Co			72,890		413,463
Jollibee Foods Corp			39,861		202,018
Julius Baer Group Ltd			23,727		1,451,115
Jumbo Sa			10,719		191,776
Just Eat Plc			172,901		1,826,694
Kakaku.Com Inc			54,618		923,625
Kao Corp			17,299		1,170,037
Kasikornbank Pcl			189,247		1,387,852

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2017

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Kbc Group Nv			12,310		1,051,141
Kddi Corp			47,262		1,176,619
Kendrion			14,358		692,417
Keyence Corp			9,791		5,486,314
Keywords Studios Plc			44,474		962,592
King Slide Works Co Ltd			112,691		1,516,632
King Yuan Electronics Co Ltd			1,026,185		1,043,134
Koito Manufacturing Co Ltd			17,174		1,207,444
Konecranes Oyj			15,119		693,162
Koninklijke Volkerwessels Nv			26,158		745,857
Korea Zinc Co Ltd			3,608		1,661,570
Korean Reinsurance Co			133,217		1,368,821
Kusuri No Aoki Holdings Co Ltd			4,693		248,706
Laboratorios Farmaceuticos			35,523		667,573
Leeno Industrial Inc			10,239		549,919
LG Corp			18,217		1,097,409
Lindab International			70,667		588,642
Livanova Plc			12,429		993,344
Localiza Rent A Car			73,897		491,446
Lojas Renner S.A.			80,679		863,190
Longfor Properties Co Ltd			543,010		1,360,079
Lonking Holdings Ltd			2,678,954		1,175,446
Luthai Textile Co Ltd			533,394		579,977

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2017

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Luxottica Group Spa			40,138		2,465,299
Lvmh Moet Hennessy Louis Vuitt			15,338		4,519,805
Mabuchi Motor Co Ltd			11,882		644,468
Macq Bk-Cw19 China Jushi C			469,512		1,174,501
Macquarie Bank Ltd			1,305,793		1,376,767
Magazine Luiza Sa			12,167		294,235
Mail.Ru Group			67,251		1,943,550
Majestic Wine Plc			120,255		730,413
Makita Corp			43,872		1,844,059
Marcopolo Sa			1,064,445		1,280,377
Mayora Indah			4,203,752		625,880
Megafon Pjsc			78,525		699,573
Metawater Co Ltd			29,855		773,869
Minor International Pcl			162,554		218,219
Minth Group Ltd			73,798		445,110
Miraca Holdings Inc			11,383		487,546
Mitsui Fudosan Logistics Par Reit			192		612,426
Miura Co Ltd			30,454		819,136
Mmg Ltd			530,545		263,328
Moncler Spa			29,760		931,992
Mondi Plc			41,521		1,084,598
Mori Hills Reit Investment			449		543,254
Mr Price Group Ltd			88,203		1,744,610

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2017

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Muangthai Leasing Pcl			228,772		272,014
Musashi Seimitsu Industry Co			39,840		1,273,177
Myob Group Ltd			275,960		781,349
Nabtesco Corp			25,961		995,567
Nakanishi Inc			7,589		396,100
Nanya Technology Corp			114,685		293,665
Naspers Ltd			31,560		8,797,659
National Bank Of Canada			34,499		1,726,958
Nedbank Group Ltd			76,689		1,586,426
Nestle Sa			55,072		4,735,809
Ngk Spark Plug Co Ltd			39,640		963,820
Nien Made Enterprise Co Ltd			116,680		1,246,844
Nifco Inc			18,872		1,288,254
Nikkiso Co Ltd			65,501		715,773
Nippon Ceramic Co Ltd			28,956		744,663
Nippon Seiki Co Ltd			64,902		1,393,679
Nippon Soda Co Ltd			164,751		1,099,804
Nmc Health Plc			11,827		461,553
Nof Corp			34,947		938,441
Nordea Bank Ab			139,638		1,693,566
Norma Group			18,765		1,261,150
Novartis Ag			41,326		3,494,394
Novozymes A/S			64,082		3,663,797

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2017

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Obara Group Inc			24,663		1,692,349
Oci Nv			67,284		1,687,556
Odontoprev Sa			122,715		588,584
Oriflame Holding			17,291		714,444
Osstem Implant Co Ltd			15,827		873,739
OTP Bank Plc			14,869		617,028
Oxford Instruments Plc			59,940		690,029
Pacific Textiles Holdings			552,166		582,729
Paddy Power Betfair Plc			10,548		1,257,964
Pakuwon Jati Tbk Pt			14,155,469		714,690
Paltac Corporation			36,345		1,658,357
Parade Technologies Ltd			10,970		217,124
Paysafe Group Plc			173,917		1,388,074
Pembangunan Perumahan Perser			6,544,052		1,273,367
Ping An Insurance Group Co			387,138		4,028,715
Playtech Plc			211,319		2,459,839
Press Kogyo Co Ltd			210,183		1,274,343
Prosegur Comp Seguridad			82,212		646,616
Prudential Plc			221,596		5,711,989
Quintis Ltd			318,336		79,676
Raia Drogasil Sa			132,701		3,672,482
Rathbone Brothers Plc			13,409		463,262
Reckitt Benckiser Group Plc			51,233		4,795,277

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2017

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Red Electrica Corp Sa			71,686		1,610,559
Relx Plc			91,173		2,144,776
Renishaw Plc			10,751		759,877
Rexel Sa			29,740		539,964
Robinsons Retail Holdings Inc			23,525		45,336
Round One Corp			40,838		687,345
Royal Dutch Shell Plc			100,360		3,366,893
S & T Motiv Co Ltd			9,161		400,916
Safaricom Plc			1,139,027		295,099
Safran Sa			12,619		1,301,800
Sakata Inx Corp			38,142		609,804
Sakata Seed Corp			20,569		713,933
Sampo Oyj			28,980		1,593,822
Samsung Biologics Co Ltd			1,304		452,048
Samsung Electronics			1,423		2,778,264
Samsung Electronics Co Ltd			5,205		12,386,914
Sanwa Holdings Corp			116,025		1,598,495
Sap Se			24,581		2,758,374
Savills Plc			71,185		956,221
Scout24 Ag			32,212		1,317,074
Security Bank Corp			41,087		206,918
Seoul Semiconductor Co Ltd			8,639		224,748
Seven Generations Energy			42,735		606,438

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2017

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Sfs Group Ag			3,379		392,500
Sg Holdings Co Ltd			46,729		949,937
Shanghai Fosun Pharmaceutical			58,340		374,266
Shin-Etsu Chemical Co Ltd			12,563		1,276,963
Shire Plc			47,571		2,509,718
Shop Apotheke Europe			11,788		656,097
Shopify Inc			14,878		1,509,305
Sika Ag			345		2,740,114
Silergy Corp			11,967		273,457
Sino Biopharmaceutical			977,170		1,732,513
Sinopec Engineering Group Co L			133,798		126,656
Sinotrans Ltd			1,654,501		810,605
Sitc International holdings			995,497		983,106
Sk Hynix Inc			14,833		1,059,967
SLM Corp			341,431		2,399,396
Smartone Telecommunications			279,079		336,295
Smcp Sa			28,881		667,605
Smiles Fidelidade Sa			5,474		125,253
Sony Corp			37,191		1,678,151
Spie Sa			42,240		1,100,922
Spin Master Corp			27,559		1,188,202
Spirax Sarco Engineering Plc			9,766		742,475
Stanley Electric Co Ltd			18,572		754,254

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2017

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Statoil Asa			86,030		1,842,739
Sumco Corp			41,486		1,063,579
Sumitomo Mitsui Financial Grou			41,379		1,788,137
Sumitomo Seika Chemicals Co			17,174		954,369
Suncor Energy Inc			54,242		1,997,884
Sunny Optical Tech			32,910		420,565
Surya Citra Media			1,169,334		213,744
Sysmex Corp			35,795		2,818,514
Takeaway.Com Holding			24,026		1,467,892
Tal Education Group			47,376		1,407,554
Tarkett			21,023		883,060
Tecan Group			7,275		1,513,233
Ted Baker Plc			18,708		686,070
Tele Columbus			98,962		1,099,206
Telenor Asa			77,462		1,665,844
Temp Holdings Co Ltd			47,828		1,198,985
Tencent Holdings Ltd			253,633		13,172,700
Tenneco Inc			56,086		886,304
Terveystalo Oyj			54,326		580,262
Thule Group			44,112		996,199
Tofas Turk Otomobil Fabrika			29,125		253,643
Tokmanni Group Corp			58,114		505,931
Tongda Group Holdings Ltd			2,951,902		755,223

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2017

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Tranmissora Alianca De Unit			129,341		832,091
Travelsky Technology Ltd			504,062		1,512,062
Turkcell Iletisim Hizmetleri A			547,771		2,236,390
Tyman Plc			176,784		868,693
Unicredit Spa			38,495		720,174
Unilever Indonesia Tbk			68,811		283,514
Unilever Plc			37,374		2,085,748
Uni-Select Inc			19,975		452,919
United Tractors Tbk			116,680		304,440
Ut Group Co Ltd			4,493		130,628
Vale Sa			85,021		1,031,906
Valeo Sa			14,771		1,104,473
Van Lanschot			31,604		992,403
Varta Ag			19,210		491,104
Via Varejo Sa			29,120		214,817
Victrex Plc			64,970		2,318,486
Vinacapital Vietnam Opportunity			307,083		1,378,109
Vinci Sa			26,449		2,704,335
Vostok New ventures Ltd			107,906		823,710
Vt Holdings Co Ltd			126,808		631,510
Walmart De Mexico			1,283,790		3,148,242
Wandisco Plc			74,122		574,038
Weg Sa			47,769		347,204
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2017

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Win Semiconductors Corp			38,893		369,871
Wirecard Ag			15,619		1,745,601
Wix.Com Ltd			13,779		792,992
Wolters Kluwer Nv			43,301		2,260,755
Xaar Plc			156,217		781,366
Xinyi Glass Holdings Ltd			979,314		1,275,301
XXL Asa			84,788		881,118
Yageo Corp			32,910		390,380
Yamaha Corp			21,039		776,923
Yellow Hat Ltd			27,658		836,008
Yoox Net A Porter Group			82,704		2,891,939
Yougov Plc			167,344		716,477
YY Inc			21,096		2,385,130
Zhou Hei Ya international			845,224		886,602
Zur Rose Group Ag			4,837		650,187
Jpm -Cw19 Al Rajhi Bank			83,561		1,427,719
Total non-U.S. equities					508,393,616

U.S. equities:
A10 Networks Inc			2,787		21,515
Aaon Inc			2,767		101,547
Aaron's Inc			1,199		47,767
ABM Industries Inc			8,071		304,442

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2017

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Acadia Pharmaceuticals Inc			2,487		74,891
Acadia Realty Trust			57,534		1,574,128
Acceleron Pharma Inc			859		36,458
Accenture Plc			34,444		5,273,093
Acco Brands Corp			26,480		323,054
ACI Worldwide Inc			108,653		2,463,167
Acorda Therapeutics Inc			4,714		101,132
Actuant Corp			17,108		432,836
Acuity Brands Inc			4,120		725,200
Adams Resources & Energy Inc			99		4,345
Addus Homecare Corp			599		20,857
Adtran Inc			7,971		154,243
Advanced Disposal Services Inc			3,933		94,148
Advanced Energy Industries			7,792		525,764
Advansix Inc			5,573		234,450
Aegion Corp			14,832		377,169
Aerie Pharmaceuticals Inc			1,538		91,914
Aerojet Rocketdyne Holdings In			5,814		181,384
Agios Pharmaceuticals Inc			1,359		77,666
Air Lease Corp			15,474		744,141
Air Transport Services Group I			4,275		98,930
Akebia Therapeutics Inc			9,030		134,277
Alarm.Com Holdings Inc			1,508		56,940

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2017

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Alder Biopharmaceuticals Inc			220		2,528
Alibaba Group Holding			46,503		8,018,415
Align Technology Inc			1,883		418,367
Alkermes Plc			699		38,269
Alnylam Pharmaceuticals Inc			700		88,964
Alpha & Omega Semiconductor Lt			1,099		17,976
AMAG Pharmaceuticals Inc			1,109		14,691
Amber Road Inc			1,899		13,938
Amc Networks Inc			9,402		508,440
Amedisys Inc			7,692		405,420
American Assets Trust Inc			67,605		2,585,209
American Campus Communities			63,441		2,602,979
American Homes 4 Rent			124,082		2,709,947
American Software Inc			169		1,975
American Vanguard Corp			3,097		60,848
American Woodmark Corp			2,797		364,298
Ameris Bancorp			2,477		119,404
Amicus Therapeutics Inc			2,797		40,248
Amkor Technology Inc			4,595		46,179
Amphastar Pharmaceuticals Inc			699		13,453
Andeavor			1		92
Anika Therapeutics Inc			2,697		145,397
Anixter International Inc			3,262		247,943

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2017

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Anworth Mortgage Asset Corp			26,866		146,153
Aon Plc			15,854		2,124,395
Applied Industrial Technologie			5,594		380,940
Applied Optoelectronics Inc			16,483		623,379
Arc Document Solutions Inc			6,793		17,321
Arcbest Corp			1,339		47,852
Ares Commercial Real Estate Reit			22,606		291,618
Argan Inc			5,664		254,869
Arris International Plc			4,565		117,274
Aspen Insurance Holdings Ltd			54,460		2,211,114
Aspen Technology Inc			3,226		213,590
Assured Guaranty Ltd			18,435		624,382
Atkore International Group			7,502		160,912
Atlantic Capital Bancshares In			2,467		43,424
Atlas Financial Holdings Inc			639		13,138
Autohome Inc			4,377		283,060
Avalonbay Communities Inc			38,888		6,937,962
Axcelis Technologies Inc			99		2,867
Axis Capital Holdings Ltd			45,589		2,291,289
Azz Inc			1,798		91,879
Badger Meter Inc			1,618		77,351
Banco Macro Sa			11,544		1,337,757
Banco Santander Chile			24,240		757,969

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2017

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Bank Of Nt Butterfield & Son L			999		36,250
Bankunited Inc			15,537		632,661
Baozun Inc			6,606		208,482
Barrett Business Svcs Inc			3,496		225,466
Beacon Roofing Supply Inc			2,687		171,325
Belden Inc			8,649		667,479
Bellicum Pharmaceuticals Inc			909		7,645
Berry Global Group Inc			6,143		360,423
Bid Corp Ltd			37,673		1,943,950
Big Lots Inc			2,347		131,807
Biomarin Pharmaceutical Inc			429		38,301
Bio-Rad Laboratories Inc			836		199,785
Biospecifics technologies			1,199		51,939
Biotelemetry Inc			4,365		130,519
Bioverativ Inc			3,916		211,134
BJ's Restaurants Inc			939		34,178
Blackbaud Inc			3,286		310,530
Blackhawk Network Holdings Inc			2,427		86,534
Blackstone Mortgage Tru Cl A Reit			9,758		314,020
Bluebird Bio Inc			2,377		423,411
Blueprint Medicines Corp			1,740		131,220
BMC Stock Holdings Inc			18,020		455,909
Boingo Wireless Inc			7,422		166,991

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2017

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Booz Allen Hamilton Holdings			11,668		444,906
Boston Beer Co Inc			666		127,323
Boston Properties Inc			51,527		6,700,089
Box Inc			819		17,299
Brady Corp			5,454		206,706
Bridgepoint Education Inc			4,311		35,783
Bright Horizons Family Solutio			633		59,530
Brinker International Inc			1,598		62,076
Brink's Co			3,626		285,366
Broadridge Financial Solutions			3,017		273,250
Brooks Automation Inc			27,476		655,319
Bruker Corp			29		1,028
Brunello Cucinelli			3,047		168,235
Buffalo Wild Wings Inc			99		15,618
Builders Firstsource Inc			1,930		42,052
Burlington Stores Inc			3,447		424,109
Bwx Technologies Inc			4,585		277,343
Cable One Inc			379		266,979
Cabot Corp			2,330		143,531
Cabot Microelectronics Corp			2,104		197,915
Cai International Inc			6,233		176,522
Callidus Software Inc			199		5,724
Cambrex Corp			13,730		658,985

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2017

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Camden PropertyTrust			26,324		2,423,388
Camping World Holdings Inc			5,044		225,638
Canadian Pacific Railway Ltd			27,505		5,026,753
Cantel Medical Corp			5,307		545,946
Capella Education Co			3,157		244,314
Cardiovascular Systems Inc			1,099		26,030
Cardtronics Plc			4,365		80,843
Care.Com Inc			10,988		198,221
Caretrust Reit Inc			1,798		30,135
Carlisle Cos Inc			15,493		1,760,770
Carolina Financial Corp			399		14,844
Carrizo Oil & Gas Inc			5,924		126,051
Carter's Inc			1,858		218,291
Casella Waste Systems Inc			9,420		216,839
Casey's General Stores Inc			2,497		279,542
Cass Information Systems Inc			2,088		121,525
Catalent Inc			12,771		524,629
Cavco Industries Inc			699		106,702
Cavium Inc			2,307		193,434
Cboe Global Markets Inc			3,139		391,031
Centene Corp			2,712		273,587
Centerstate Bank Corp			7,082		182,225
Central Garden and Pet Co			1,998		75,337

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2017

		Interest	Maturity	Number of	Cost	Current
	Identity of issue	rate	date	shares/units	value**	value
	Central Pacific Financial Corp			2,277		67,937
	Century Aluminum Co			2,637		51,792
	Channeladvisor Corp			7,292		65,628
	Charles River Laboratories Int			2,168		237,245
	Chart Industries Inc			1,059		49,617
	Charter Financial Corp			2,287		40,122
	Chase Corp			1,478		178,144
	Chatham Lodging Trust Reit			6,290		143,162
	Cheesecake Factory Inc			1,758		84,703
	Chemed Corp			4,166		1,012,520
	Chemocentryx Inc			7,142		42,496
	Children's Place Inc			1,379		200,508
	China Lodging Group Ltd			9,579		1,383,455
	Choice Hotels Intl Inc			8,284		642,827
	Chubb Ltd			35,028		5,118,597
	Churchill Downs Inc			1,197		278,467
	Ciena Corp			15,760		329,849
	Cirrus Logic Inc			11,298		585,891
*	Citigroup Inc			10,210,222		759,742,645
	Clean Harbors Inc			969		52,516
	Clovis Oncology Inc			4,245		288,682
	Coca-Cola Bottling Co Consolid			589		126,863
	Coeur Mining Inc			1,628		12,212

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2017

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Cognex Corp			5,134		314,016
Cohen & Steers Inc			1,598		75,581
Coherent Inc			3,043		858,977
Columbia Banking System Inc			7,837		340,455
Columbia Sportswear Co			599		43,080
Comfort Systems Usa Inc			5,494		239,811
Commercial Vehicle Group Inc			21,816		233,212
Commvault Systems Inc			5,044		264,833
Continental Building Products			5,694		160,278
Control4 Corp			299		8,918
Convergys Corp			8,769		206,079
Cooper Cos Inc			685		149,301
Cooper Standard Holding			2,318		284,026
Cooper Tire & Rubber Co			4,017		141,986
Copa Holdings Sa			3,903		523,275
Corcept Therapeutics Inc			17,880		322,918
Core Laboratories Nv			28,033		3,071,029
Coresite Realty Corp			2,537		288,987
Cornerstone Ondemand Inc			8,910		314,796
Corvel Corp			7,922		419,035
Costar Group Inc			523		155,430
Cotiviti Holdings Inc			3,196		102,958
Crane Co			13,882		1,238,524

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2017

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Cray Inc			1,082		26,180
Credicorp Ltd			3,113		645,825
Credit Acceptance Corp			4,383		1,417,867
Csg Systems International Inc			1,398		61,280
Csra Inc			6,113		182,909
Csw Industrials Inc			1,398		64,259
Cubesmart Reit			115,673		3,345,264
Culp Inc			399		13,385
Curtiss Wright Corp			3,844		468,362
Cyrusone Inc			12,063		718,132
CYS Investments Inc			71,088		570,833
Cytokinetics Inc			3,376		27,517
Cytomx Therapeutics Inc			3,246		68,532
Daktronics Inc			2,327		21,249
Dave & Buster Entertainment			3,413		188,308
Dct Industrial Trust Inc			2,447		143,852
Dean Foods Co			1,109		12,817
Deckers Outdoor Corp			299		24,048
Denny's Corp			11,537		152,753
Depomed Inc			3,936		31,682
Dermira Inc			1,658		46,114
Descartes Systems			3,266		92,766
Despegar.Com Corp			8,222		225,953

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2017

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Dexcom Inc			1,768		101,468
Diamondback Energy Inc			1,898		239,611
Dick's Sporting Goods Inc			7,721		221,915
Digital Realty Trust Inc			52,847		6,019,324
Domino's Pizza Inc			1,258		237,639
Dorman Products Inc			669		40,919
Douglas Dynamics Inc			2,307		87,222
Douglas Emmett Inc			44,079		1,809,874
Dril Quip Inc			8,069		384,896
Dst Systems Inc			3,556		220,726
Duke Realty Corp			69,699		1,896,504
Dun & Bradstreet Corp			1,009		119,462
Dxp Enterprises Inc			1,798		53,167
E*Trade Financial Corp			3,416		169,343
Eagle Bancorp Inc			1,792		103,758
Eagle Materials Inc			1,498		169,763
Easterly Government Properti			57,752		1,232,434
Ebro Foods Sa			56,812		1,306,684
Echostar Corp			1,818		108,898
Ellie Mae Inc			1,349		120,557
Emcor Group Inc			4,895		400,134
Emergent Biosolutions Inc			5,394		250,662
Empire State Realty Trust			124,319		2,552,279

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2017

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Energizer Holdings Inc			3,002		144,021
Energy Xxi Gulf Coast Inc			4,265		24,440
Enersys			13,012		906,001
Engility Holdings Inc			7,201		204,294
Enpro Industries Inc			499		46,703
Entegris Inc			349		10,646
Enteromedics Inc			22,241		—
Entravision Communications Cor			2,397		17,141
Envestnet Inc			3,465		172,789
Enzo Biochem Inc			799		6,513
Epam Systems Inc			3,666		393,834
Eplus Inc			399		30,047
Equinix Inc			2,892		1,310,555
Equity Bancshares Inc			1,508		53,410
Equity Lifestyle Properties			22,919		2,040,231
Equity Residential			114,170		7,280,648
Essent Group Ltd			28,310		1,229,211
Esterline Technologies Corp			659		49,248
Euronet Worldwide Inc			4,735		399,000
Evercore Inc			3,636		327,239
Everest Re Group Ltd			7,456		1,649,665
Everi Holdings Inc			13,215		99,644
Evertec Inc			5,194		70,902

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2017

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Exact Sciences Corp			8,452		444,051
Exelixis Inc			10,639		323,403
Exlservice Holdings Inc			2,997		180,851
Exponent Inc			5,963		424,000
Extended Stay America Inc			111,179		2,112,402
Exterran Corp			2,567		80,712
Extraction Oil & Gas Inc			20,500		293,361
Extreme Networks Inc			14,824		185,592
Factset Research Systems Inc			369		71,243
Fair Isaac Corp			3,704		567,440
FCB Financial Holdings			7,273		369,467
Federal Realty Invs Trust			23,632		3,138,537
Ferro Corp			17,392		410,273
Ferroglobe R+W Trust Rbr			45,431		—
Ferroglobe Rep & Wrnty Ins Tru Non Transferable Bene Int			37,962		614,987
Fibrogen Inc			2,137		101,324
Financial Engines Inc			1,359		41,163
First Bancorp/Southern Pines N			3,456		122,038
First Citizens Bcshs			1,186		477,834
First Connecticut Bancorp Inc			2,637		68,960
First Financial Northwest Inc			909		14,099
First Industrial Realty Trust			6,783		213,446
First Merchants Corp			5,021		211,203

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2017

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
First Midwest Bancorp Inc			5,656		135,795
Firstcash Inc			7,193		485,172
Five9 Inc			16,132		401,369
Foot Locker Inc			5,363		251,421
Forest City Realty Trust			80,865		1,948,862
Fortinet Inc			3,087		134,853
Forum Energy Technologies Inc			9,235		143,601
Forward Air Corp			9,574		549,955
Fox Factory Holding Corp			1,598		62,092
Francescas Holdings Corp			13,245		96,824
Fresh Del Monte Produce Inc			3,954		188,470
FTI Consulting Inc			7,414		318,498
Gardner Denver Holdings Inc			10,173		345,162
Gartner Inc			1,428		175,910
Gcp Applied Technologies Inc			4,200		133,992
Generac Holdings Inc			1,428		70,736
Genomic Health Inc			6,793		232,304
Geo Group Inc			1,818		42,905
Glaukos Corp			1,968		50,475
Global Indemnity Ltd			7,112		298,853
Globus Medical Inc			1,949		80,098
Gorman-Rupp Co			1,099		34,293
Graco Inc			5,844		264,246

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2017

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Gramercy Property Trust			111,977		2,985,300
Grand Canyon Education Inc			2,917		261,140
Granite Construction Inc			5,036		319,462
Granite Point Mortgage Trust I			6,784		120,340
Graphic Packaging Holding Co			75,854		1,171,949
Gray Television Inc			5,194		87,004
Greif Inc			499		30,257
Group 1 Automotive Inc			1,913		135,758
Groupon Inc			13,126		66,940
Grupo Aeroportuario Sur			1,253		228,605
Grupo Financiero Galicia Sa			5,942		391,261
Grupo Supervielle Sa			30,816		903,539
Gulfport Energy Corp			13,053		166,551
Hackett Group Inc			4,795		75,325
Haemonetics Corp			4,295		249,469
Hallmark Financial Services In			399		4,167
Halozyme Therapeutics Inc			6,553		132,759
Halyard Health Inc			1,748		80,726
Hanmi Financial Corporation			7,869		238,834
Hanover Insurance Group Inc			5,365		579,858
Harsco Corp			4,445		82,901
Hawaiian Holdings Inc			11,477		457,372
Hb Fuller Co			1,498		80,716

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2017

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Hci Group Inc			3,479		104,027
Hdfc Bank Ltd			105,158		10,691,449
Healthcare Services Group Inc			3,686		194,322
Healthcare Trust Of America In			75,083		2,255,501
Healthequity Inc			4,195		195,756
Healthsouth Corp			4,785		236,413
Heico Corp			4,725		373,495
Helen Of Troy Ltd			2,158		207,887
Heritage Insurance Holdings In			1,598		28,800
Heritage-Crystal Clean Inc			399		8,690
Herman Miller Inc			23,558		943,498
Hexcel Corp			3,057		189,052
Hillenbrand Inc			3,499		156,412
Hilltop Holdings Inc			3,736		94,630
Hilton Grand Vacations Inc			3,936		165,101
Horizon Global Corp			279		3,921
Host Hotels & Resorts Inc			217,275		4,312,905
Houlihan Lokey Inc			3,137		142,493
Hubspot Inc			1,299		114,793
Hudson Technologies Inc			6,683		40,564
Huron Consulting Group Inc			4,929		199,360
Ichor Holdings Ltd			5,774		142,031
Icici Bank Ltd			398,830		3,880,617

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2017

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Icon Plc			31,120		3,490,130
Icu Medical Inc			1,199		258,914
Idex Corp			959		126,552
Idexx Laboratories Inc			1,103		172,453
IDT Corp			3,646		38,647
Imperva Inc			7,801		309,715
INC research Holdings Inc			9,611		419,013
Incyte Corp			989		93,660
Infinity Property + Casualty			1,729		183,284
Information Services Group Inc			4,595		19,161
Ingevity Corp			6,623		466,701
Innophos Holdings Inc			2,797		130,700
Innospec Inc			1,848		130,466
Innoviva Inc			19,525		277,052
Inogen Inc			5,353		637,446
Insight Enterprises Inc			13,305		509,461
Insmed Inc			3,956		123,337
Insperity Inc			2,397		137,488
Installed Building Products In			1,438		109,248
Insteel Industries Inc			2,347		66,479
Instructure Inc			2,837		93,900
Insulet Corp			329		22,745
Integra Lifesciences Holding			4,186		200,360

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2017

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Integrated Device Technology I			6,563		195,111
Interface Inc			4,795		120,587
Intevac Inc			7,791		53,371
Investment Technology Group In			3,996		76,915
Ionis Pharmaceuticals Inc			1,199		60,294
Irobot Corp			399		30,646
Ironwood Pharmaceuticals Inc			4,685		70,226
Itron Inc			1,099		74,937
Ituran Location and Control			48,732		1,666,643
J&J Snack Foods Corp			2,737		415,556
J2 Global Inc			1,678		125,912
Jack Henry & Associates Inc			1,528		178,752
Jack In The Box Inc			1,478		145,042
Jagged Peak Energy Inc			22,679		357,874
Jazz Pharmaceuticals Plc			425		57,298
Jeld-Wen Holding Inc			7,272		286,298
John B Sanfilippo & Son Inc			1,578		99,825
John Bean Technologies Corp			3,236		358,597
Jones Lang Lasalle Inc			23,470		3,495,404
K2M Group Holdings Inc			1,069		19,239
Kadant Inc			2,098		210,608
Kaiser Aluminum Corp			1,998		213,465
Kapstone Paper and Packaging			4,355		98,819

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2017

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Kar Aution Services Inc			5,931		299,598
Kb Home			5,364		171,382
Kemet Corp			18,972		285,719
Kennametal Inc			9,190		444,881
Kennedy-Wilson Holdings Inc			2,747		47,660
Kimball International Inc			4,395		82,058
KMG Chemicals Inc			2,537		167,658
Koc Holding As			35,496		867,211
Koppers Holdings Inc			699		35,591
Kosmos Energy Ltd			43,294		296,566
Kraton Corp			1,638		78,912
Kratos Defense & Security Solu			2,417		25,600
Kronos Worldwide Inc			8,591		221,378
La Quinta Holdings Inc			21,828		402,944
LA Z boy Inc			11,760		366,913
Landstar System Inc			1,878		195,492
Lantheus Holdings Inc			4,105		83,957
LCI Industries			7,226		939,513
Legacytexas Financial Group In			7,472		315,383
Lendingclub Corp			699		2,888
Lennox International Inc			1,456		303,309
Lhc Group Inc			1,259		77,090
Liberty Expedia Holdings Inc			3,017		133,729

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2017

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Liberty Media Corp-Liberty Bra			799		17,756
Liberty Tax Inc			549		6,043
Liberty Tripadvisor Holdings I			2,837		26,738
Lifepoint Health Inc			9,400		468,102
Ligand Pharmaceuticals Inc			1,738		237,996
Lincoln Electric Holdings Inc			1,309		119,838
Lindblad Expeditions Holdings			4,295		42,051
Lindsay Corp			8,403		741,121
Lions Gate Entertainment Corp			5,564		176,597
Lithia Motors Inc			6,278		713,127
Littelfuse Inc			1,228		243,050
Live Nation Entertainment Inc			5,943		253,012
Logmein Inc			2,687		307,666
Loma Negra Cia Industrial Arge			69,212		1,594,648
Louisiana Pacific Corp			22,295		585,477
Loxo Oncology Inc			1,298		109,313
Lumentum Holdings Inc			699		34,192
Lydall Inc			4,864		246,880
M/I Homes Inc			2,038		70,099
Magellan Health Inc			699		67,511
Maiden Holdings Ltd			57,100		376,867
Malibu Boats Inc			3,696		109,880
Manhattan Associates Inc			3,556		176,168

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2017

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Marketaxess Holdings Inc			1,677		338,365
Marlin Business Services Corp			69		1,566
Marriott Vacations Worldwide C			848		114,801
Masimo Corp			8,840		749,654
Masonite International Corp			389		28,887
Mastec Inc			8,191		400,948
Matador Resources Co			9,939		309,403
Matson Inc			1,798		53,653
Maximus Inc			11,939		854,652
Maxlinear Inc			10,638		281,063
MCBC Holdings Inc			2,098		46,611
Mdc Holdings Inc			5,836		186,038
Medequities Realty Trust Inc			9,490		106,473
Medidata Solutions Inc			889		56,337
Medifast Inc			2,597		181,306
Medtronic Plc			30,491		2,462,144
Mercadolibre Inc			7,677		2,415,832
Mercury Systems Inc			3,296		169,268
Meridian Bioscience Inc			12,386		173,409
Merit Medical Systems Inc			1,998		86,305
Meta Financial Group Inc			739		68,485
Method Electronics Inc			3,796		152,212
MFA Financial Inc Reit			60,147		476,362

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2017

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Mge Energy Inc			1,898		119,758
Mgic Investment Corp			11,537		162,791
Microsemi Corp			9,060		467,949
Middleby Corp			1,359		183,330
Milacron Holdings Corp			4,435		84,888
Miller Industries Inc			679		17,525
Minerals Technologies Inc			8,525		586,919
Mistras Group Inc			3,296		77,366
Mks Instruments Inc			4,335		409,678
Moelis & Co			6,892		334,281
Molina Healthcare Inc			5,664		434,296
Monarch Casino & Resort Inc			199		8,954
Monolithic Power Systems Inc			789		88,667
Moog Inc			3,266		283,687
Msc Industrial Direct Co Inc			16,665		1,610,802
Msci Inc			1,985		251,158
MSG Networks Inc			6,193		125,412
MTGE Investment Corp			6,190		114,518
Mueller Industries Inc			399		14,156
Multi-Color Corp			299		22,430
Murphy Usa Inc			2,507		201,481
Myers Industries Inc			5,494		107,132
Myokardia Inc			769		32,381

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2017

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Myr Group Inc			2,314		82,695
Nanometrics Inc			6,303		157,072
National Bank Holdings Corp			4,825		156,464
National Beverage Corp			879		85,653
National General Holdings Corp			16,678		327,548
Natus Medical Inc			2,208		84,329
Navient Corp			36,554		486,895
Navigators Group Inc			48,929		2,382,844
Navigent Consulting Inc			16,508		320,416
Navistar International Corp			1,738		74,529
NCI Building Systems Inc			299		5,784
Ncr Corp			15,044		511,325
Neenah Inc			1,388		125,865
Nektar Therapeutics			11,468		684,830
Nelnet Inc			13,515		740,357
Neogen Corp			999		82,119
Netease Inc			3,245		1,119,786
Netgear Inc			4,778		280,692
Netscout Systems Inc			2,847		86,687
Neurocrine Biosciences Inc			3,167		245,689
New Oriental Educatio SP			11,590		1,089,479
New Relic Inc			1,099		63,477
New York Times Co			6,892		127,509

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2017

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Newmarket Corp			343		136,552
Nexstar Media Group Inc			129		10,155
Nic Inc			3,796		63,011
Nordson Corp			1,715		251,092
Northfield Bancorp Inc			1,898		32,416
Novanta Inc			3,706		185,296
Nu Skin Enterprises Inc			1,239		84,512
Nutrisystem Inc			3,306		173,914
Nuvasive Inc			2,357		137,884
Nve Corp			2,098		180,401
Oceaneering International Inc			2,607		55,115
Oil States International Inc			2,198		62,191
Old Dominion Freight Line Inc			2,233		293,690
Old Line Bancshares Inc			889		26,173
Olin Corp			6,907		245,765
Omnicell Inc			3,436		166,656
On Assignment Inc			11,220		721,150
Orasure Technologies Inc			2,687		50,678
Orion Group Holdings Inc			8,180		64,049
Ormat Technologies Inc			7,491		479,172
Orthofix International NV			1,498		81,960
Osi Systems Inc			2,267		145,981
Outfront Media Inc			21,493		498,644
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2017

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Owens-Illinois Inc			13,607		301,667
Pacira Pharmaceuticals Inc			1,099		50,160
Pampa Energia			18,380		1,236,578
Papa John's International Inc			4,735		265,668
Parsley Energy Inc			2,927		86,164
Patrick Industries Inc			3,625		251,826
PCM Inc			3,036		30,053
Pdc Energy Inc			1,558		80,314
Peapack Gladstone Financial Co			1,158		40,543
Pebblebrook Hotel Trust			2,258		83,912
Pegasystems Inc			3,776		178,031
Penn National Gaming Inc			99		3,130
Penn Real Estate Investment Reit			119,156		1,416,765
Penumbra Inc			1,099		103,396
Performance Food Group Co			489		16,201
Petroleo Brasileiro Sa			86,202		847,361
Petroleo Brasileiro Spon			174,765		1,798,328
Pgt Innovations Inc			1,498		25,247
Phibro Animal Health Corp			9,989		334,631
Piedmont Office Realty Trust			161,534		3,167,676
Pinnacle Entertainment Inc			17,101		559,720
Piper Jaffray Cos			159		13,785
Planet Fitness Inc			149		5,189

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2017

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Plantronics Inc			7,991		402,596
Plexus Corp			1,698		103,110
Ply Gem Holdings Inc			4,795		88,702
Polyone Corp			5,766		250,849
Pool Corp			2,427		314,702
Portland General Electric Co			3,012		137,272
Portola Pharmaceuticals Inc			709		34,525
Post Holdings Inc			2,617		207,354
Potbelly Corp			1,099		13,515
Potlatchdeltic Corp			5,794		289,101
Pq Group Holdings Inc			19,662		323,445
PRA Group Inc			7,566		251,180
Pra Health Sciences Inc			4,625		421,189
Prestige Brands Holdings Inc			4,505		200,068
Primerica Inc			2,497		253,595
Primo Water Corp			6,822		85,759
Progenics Pharmaceuticals Inc			3,566		21,218
Progress Software Corp			5,194		221,120
Prologis Inc			115,068		7,423,026
Proofpoint Inc			4,036		358,398
Prothena Corp Plc			1,289		48,309
Providence Service Corp			6,393		379,358
Ps Business Parks Inc			2,917		364,860

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2017

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Ptc Inc			2,757		167,540
Public Storage			23,432		4,897,363
Pzena Investment Management In			11,218		119,692
Q2 Holdings Inc			1,498		55,214
Quad Graphics Inc			10,089		228,009
Qualys inc			2,197		130,426
Quidel Corp			1,219		52,829
Radian Group Inc			34,962		720,556
Radius Health Inc			1,259		39,986
Rapid7 Inc			3,057		57,037
Rayonier Advanced Materials In			299		6,128
Rbb Bancorp			329		9,022
Realpage Inc			8,481		375,693
Regional Management Corp			899		23,653
Repligen Corp			8,181		296,806
Retail Properties Of America			208,691		2,804,801
Rexford Industrial Realty Inc			122,646		3,576,356
Ringcentral Inc			2,957		143,106
RLJ Lodging Trust			81,487		1,790,264
Rmr Group Inc			1,249		74,043
Rogers Corp			299		48,522
Rollins Inc			5,794		269,577
Rpc Inc			2,098		53,554

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2017

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
RPX Corp			21,946		294,952
RSP Permian Inc			20,151		819,734
Ruth Hospitality Group Inc			1,099		23,789
Ryanair Holdings Plc			37,319		3,888,267
Sabra Health Care Reit Inc			18,070		339,175
Sabre Corp			109,133		2,237,219
Sage Therapeutics Inc			1,678		276,408
Sally Beauty Holdings Inc			2,188		41,039
Sangamo Therapeutics Inc			869		14,252
Sarepta Therapeutics Inc			1,099		61,137
Scholastic Corp			5,577		223,687
Schweitzer Mauduit Intl Inc			10,712		485,905
Scientific Games Corp			3,306		169,616
Scotts Miracle-Gro Co			2,375		254,142
Seattle Genetics Inc			1,319		70,542
Select Medical Holdings Corp			9,136		161,249
Semtech Corp			5,034		172,178
Sensient Technologies Corp			2,897		211,901
Service Corp International			8,411		313,888
Servicemaster Global Holdings			4,388		224,981
Servisfirst Bancshares Inc			1,398		58,036
Shiloh Industries Inc			899		7,372
Shutterfly Inc			1,109		55,162

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2017

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Signature Bank			939		128,882
Silicon Laboratories Inc			3,596		317,530
Silvercrest Asset Management G			865		13,884
Simon Property Group Inc			67,605		11,610,456
Simpson Manufacturing Co Inc			1,518		87,167
Sina Corp			5,846		586,409
Six Flags Entertainment Corp			1,958		130,333
Skechers USA Inc			17,079		646,276
Sleep Number Corp			75,302		2,830,601
SLM Corp			120,789		1,364,925
Sociedad Quimica Y Minera De C			10,936		649,270
Spark Therapeutics Inc			1,319		67,800
Spectrum Brands Holdings Inc			1,247		140,121
Sps Commerce Inc			699		33,976
Spx Corp			5,658		177,597
Spx Flow Inc			2,497		118,744
Src Energy Inc			19,369		165,214
Ss&C Technologies Holdings Inc			6,513		263,639
Stamps.Com Inc			1,837		345,351
Standard Motor Products Inc			8,980		403,296
Standex International Corp			1,638		166,850
Startek Inc			229		2,291
Starwood Property Trust Inc			24,880		531,179

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2017

		Interest	Maturity	Number of	Cost	Current
	Identity of issue	rate	date	shares/units	value**	value
*	State Street Corp			41,306		4,031,879
	Steelcase Inc			1,199		18,220
	Stepan Co			1,039		82,038
	Sterling Construction Co Inc			5,364		87,327
	Steven Madden Ltd			19,359		904,049
	Stifel Financial Corp			13,237		788,420
	Stoneridge Inc			4,725		108,009
	Store Capital Corp			73,023		1,901,524
	Strayer Education Inc			199		17,896
	Sucampo Pharmaceuticals			3,856		69,211
	Suncoke Energy Inc			30,947		371,053
	Supernus Pharmaceuticals Inc			6,912		275,458
	Surmodics Inc			799		22,375
	Svb Financial Group			1,129		263,869
	Sykes Enterprises Inc			17,902		563,026
	Syndax Pharmaceuticals Inc			5,484		48,039
	Synnex Corp			2,694		366,253
	Taiwan Semiconductor Manufacture			589,383		4,545,372
	Taiwan Semiconductor SP			276,116		10,947,959
	Take-Two Interactive Software			5,718		627,688
	Tal Education Group			15,497		460,430
	Tanger Factory Outlet Center			53,246		1,411,559
	Taubman Centers Inc			33,802		2,211,692

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2017

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Taylor Morrison Home Corp			20,907		511,593
Tech Data Corp			409		40,123
Telecom Argentina			7,552		276,640
Teledyne Technologies Inc			2,493		451,652
Telekomunikasi Indonesia Perse			78,471		2,528,329
Teletech Holdings Inc			16,990		683,818
Tempur Sealy International			1,952		122,361
Tenneco Inc			2,666		156,130
Ternium Sa			43,941		1,388,111
Terreno Realty Corp			2,737		95,959
Tesaro Inc			1,259		104,301
Tetra Tech Inc			12,428		598,375
Texas Capital Bancshares Inc			3,296		293,047
Texas Roadhouse Inc			1,378		72,618
Therapeuticsmd Inc			9,040		54,602
Theravance Biopharma Inc			2,757		76,892
Third Point Reinsurance Ltd			4,695		68,779
Tile Shop Holdings Inc			1,698		16,302
Tivity Health Inc			4,665		170,500
Toro Co			5,414		353,157
Tpi Composites Inc			3,157		64,582
Trade Desk Inc			799		36,544
Transunion			4,445		244,303

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2017

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Travelport Worldwide Ltd			1,718		22,456
Treehouse Foods Inc			1,998		98,811
Trex Co Inc			1,199		129,925
Trinet Group Inc			4,315		191,338
Trinseo SA			9,555		693,727
Triple-S Management Corp			4,395		109,220
Tronc Inc			1,748		30,749
Trueblue Inc			2,397		65,927
Ttm Technologies Inc			2,297		36,001
Tupperware Brands Corp			15,692		983,869
Tutor Perini Corp			10,823		274,364
Two Harbors Investment Corp			35,792		581,970
Tyler Technologies Inc			1,516		268,466
Ultimate Software Group Inc			854		186,381
Ultra Clean Holdings Inc			13,605		314,139
Ultragenyx Pharmaceutical Inc			1,009		46,792
Unilever Indonesia Tbk			5,624		174,113
United Therapeutics Corp			478		70,790
Universal Corp			5,216		273,853
Universal Forest Products			299		11,274
Universal Insurance Holdings I			8,411		230,033
Us Ecology Inc			2,371		120,941
Us Physical Therapy Inc			1,898		137,029

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2017

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Us Silica Holdings Inc			11,218		365,246
Vail Resorts Inc			1,750		371,837
Validus Holdings Ltd			8,712		408,785
Valmont Industries Inc			399		66,267
Valvoline Inc			19,280		483,150
Vanda Pharmaceuticals Inc			4,195		63,770
Varex Imaging Corp			2,517		101,117
Varonis Systems Inc			5,492		266,634
Vectrus Inc			1,828		56,393
Veeva Systems Inc			2,867		158,479
Ventas Inc			76,878		4,613,453
Versartis Inc			4,395		9,669
Versum Materials Inc			5,524		209,080
Videocon D2H Ltd			113,822		1,082,445
Virtus Investment Partners			6,633		763,090
Visteon Corp			1,321		165,253
Vocera Communications Inc			1,668		50,412
Vonage Holdings Corp			5,714		58,108
Vornado Realty Trust			11,754		918,933
Wabash National Corp			2,118		45,953
Wageworks Inc			1,199		74,318
Walker & Dunlop Inc			15,412		732,070
Washington Federal Inc			14,334		490,946

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2017

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Washington Reit			46,489		1,446,731
Waterstone Financial Inc			1,908		32,530
Watsco Inc			950		161,699
Wave Life Sciences Ltd			599		21,037
Weibo Corp			10,080		1,042,913
Welbilt Inc			4,705		110,610
Wellcare Health Plans Inc			1,448		291,288
Welltower Inc			97,319		6,206,037
Wesco International Inc			24,490		1,668,993
West Pharmaceutical Services I			2,387		235,562
Western New England Bancorp In			2,038		22,212
Wex Inc			1,558		220,076
White Mountains Insurance Grou			359		306,123
Wildhorse Resource development			15,906		292,838
Willis Lease Finance Corp			209		5,238
Winmark Corp			1,099		142,183
Winnebago Industries			159		8,886
Woodward Inc			11,596		887,574
World Fuel Services Corp			29,877		840,740
Worthington Industries			3,267		143,918
Wpx Energy Inc			17,641		248,202
X5 Retail Group			1,378		91,421
Xencor Inc			4,535		99,407

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2017

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Xo Group Inc			11,387		210,212
Xpo Logistics Inc			4,705		430,914
Yandex Nv			162,162		5,310,831
Yelp Inc			4,145		173,942
YRC Worldwide Inc			6,213		89,345
Zebra Technologies Corp			2,287		237,440
Zix Corp			23,674		103,692
Polyus Pjsc			33,271		1,327,738
Total U.S. equities					1,162,749,464

Synthetic guaranteed invesment contracts (GICs):
Voya Retirement Ins & Annuity Co 60266
1-3 Year Government Bond Index Fund			239,802		27,759,973
Mortgage-Backed Securities Index Fund			1,085,518		55,641,496
Commercial Mortgage-Backed Securities Index Fund			294,204		8,478,677
Intermediate Government Bond Index Fund			540,781		22,856,759
Intermediate Term Credit Bond Index Fund			1,258,440		68,900,157
Asset-Backed Securities Index Fund			1,265,740		43,542,480
1-3 Year Credit Bond Index Non-Lendable Fund			1,210,247		14,509,697
Wrapper					316,939
Fair value of contract					242,006,178

Prudential GA-62194

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2017

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Treasury Note	1.88%	9/30/2022	147,767		146,333
Treasury Note	1.38%	9/30/2019	2,910,403		2,895,515
Treasury Note	2.25%	11/15/2027	1,422,753		1,406,901
Treasury Note	2.13%	11/30/2024	793,746		784,815
Treasury Note	1.88%	12/15/2020	589,069		587,883
Treasury Note	1.25%	11/30/2018	708,880		706,200
Treasury Note	2.00%	11/30/2020	6,459,796		6,477,226
Treasury Note	1.50%	1/31/2019	8,027,320		8,048,248
Treasury Note	1.63%	4/30/2019	7,508,140		7,505,836
Treasury Note	2.38%	8/15/2024	279,558		282,961
Treasury Note	2.13%	9/30/2021	6,290,064		6,328,177
Treasury Note	2.00%	2/15/2025	1,956,909		1,927,740
Treasury Note	1.75%	3/31/2022	8,711,239		8,607,237
Treasury Note	2.25%	11/15/2025	7,363,368		7,320,155
Treasury Note	2.00%	11/30/2022	683,920		678,898
Treasury Note	2.13%	12/31/2022	4,452,966		4,434,921
Treasury Note	2.63%	11/15/2020	2,461,112		2,513,923
Treasury Note	1.38%	4/30/2021	3,883,865		3,808,964
Treasury Note	1.38%	5/31/2021	1,707,303		1,670,953
Treasury Note	1.00%	11/15/2019	3,744,086		3,688,704
Treasury Note	1.25%	12/31/2018	4,313,187		4,289,397
Treasury Note	2.13%	6/30/2021	2,261,428		2,265,970
Treasury Note	1.88%	4/30/2022	3,669,204		3,637,140

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2017

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Treasury Note	2.38%	5/15/2027	1,916,972		1,917,420
Treasury Note	2.13%	5/15/2025	1,627,429		1,607,068
Treasury Note	2.13%	6/30/2022	5,321,594		5,312,114
Treasury Note	1.63%	6/30/2020	5,426,428		5,386,625
Treasury Note	1.25%	6/30/2019	2,306,357		2,285,979
Fnma	1.13%	10/19/2018	69,890		69,696
Fnma	0.88%	5/21/2018	269,574		269,130
Fnma	1.63%	11/27/2018	149,763		149,757
Fhlmc	1.50%	1/17/2020	379,401		378,404
Fhlmc	1.38%	4/20/2020	479,243		473,771
Fhlmc	1.38%	8/15/2019	89,858		89,643
Pefco	4.30%	12/15/2021	354,440		382,264
Fgold 30Yr Giant	5.50%	1/1/2035	62,381		68,258
Fgold 30Yr Giant	4.50%	6/1/2039	106,544		114,709
Fgold 30Yr Giant	4.00%	11/1/2039	274,285		290,375
Fgold 30Yr Giant	4.50%	12/1/2039	170,288		183,338
Fgold 30Yr Giant	5.50%	1/1/2040	88,073		96,940
Fgold 30Yr Giant	4.00%	12/1/2040	245,054		258,217
Fgold 30Yr Giant	4.00%	12/1/2040	254,880		269,271
Fgold 30Yr Giant	4.00%	2/1/2041	437,116		461,796
Fgold 30Yr Giant	4.50%	4/1/2041	593,777		641,958
Fgold 30Yr Giant	3.00%	6/1/2042	305,753		307,909
Fgold 30Yr Giant	3.50%	9/1/2042	570,663		589,525

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2017

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Fgold 15Yr Giant	2.00%	1/1/2032	102,748		100,237
Fgold 30Yr Giant	5.50%	6/1/2038	379,802		418,039
Fgold 30Yr Giant	4.50%	10/1/2039	406,651		437,814
Fgold 30Yr Giant	4.50%	11/1/2039	81,096		87,311
Fgold 30Yr Giant	3.50%	5/1/2045	1,109,075		1,144,266
Fgold 30Yr Giant	4.00%	11/1/2045	739,185		778,385
Fgold 30Yr Giant	3.50%	12/1/2045	1,859,434		1,918,434
Fgold 30Yr Giant	3.00%	12/1/2046	956,764		959,565
Fgold 30Yr Giant	4.00%	12/1/2046	498,053		522,572
Fgold 30Yr Giant	3.00%	1/1/2047	1,233,051		1,236,661
Fgold 15Yr Giant	2.50%	12/1/2031	241,461		241,672
Fgold 20Yr	3.00%	1/1/2037	290,497		296,201
Fgold 15Yr	4.00%	6/1/2026	232,960		245,795
Fgold 15Yr	4.00%	7/1/2026	144,475		152,436
Fgold 30Yr	3.00%	12/1/2042	503,358		506,908
Fgold 30Yr	3.00%	10/1/2042	319,418		321,671
Fgold 30Yr	3.00%	1/1/2043	991,571		998,564
Fgold 30Yr	4.00%	11/1/2040	240,530		253,450
Fgold 30Yr	4.00%	12/1/2040	537,008		565,853
Fgold 15Yr	2.50%	11/1/2027	237,211		237,571
Fgold 15Yr	2.50%	8/1/2028	240,936		242,609
Fgold 15Yr	3.00%	8/1/2029	321,399		328,794
Fgold 15Yr	2.50%	4/1/2031	427,054		427,427

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2017

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Fgold 30Yr	5.00%	8/1/2041	772,731		835,033
Fgold 30Yr	5.00%	7/1/2041	201,316		217,547
Fhlmc Gold 30Yr	2.50%	1/1/2043	277,910		271,083
Fhlmc Gold 30Yr	3.00%	2/1/2043	604,313		608,707
Fhlmc Gold 30Yr	3.50%	9/1/2043	820,911		848,294
Fhlmc Gold 15Yr Cash Issuance	3.00%	6/1/2029	555,731		568,518
Fhlmc Gold 15Yr Cash Issuance	3.00%	6/1/2029	819,352		838,205
Fnma 30Yr	5.50%	5/1/2037	98,923		109,232
Fnma 30Yr	5.50%	6/1/2033	125,548		138,462
Fnma 30Yr	5.50%	10/1/2033	159,080		175,442
Fnma 30Yr	4.00%	12/1/2040	399,977		422,806
Fnma 30Yr	4.00%	1/1/2041	535,173		565,719
Fnma 30Yr	4.50%	2/1/2041	925,638		996,859
Fnma 30Yr	4.00%	2/1/2041	212,565		224,498
Fnma 15Yr	3.50%	9/1/2026	158,398		164,714
Fnma 30Yr	4.00%	1/1/2042	595,159		628,571
Fnma 30Yr	3.00%	10/1/2043	36,017		36,251
Fnma 30Yr	5.00%	12/1/2034	285,735		310,080
Fnma 15Yr	3.00%	5/1/2027	577,804		591,351
Fnma 30Yr	4.50%	5/1/2039	106,278		115,184
Fnma 30Yr	3.50%	8/1/2042	598,460		618,500
Fnma 30Yr	3.50%	5/1/2042	1,565,281		1,617,695
Fnma 15Yr	2.50%	4/1/2028	111,590		112,480

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2017

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Fnma 30Yr	3.00%	12/1/2042	327,755		329,645
Fnma 30Yr	3.00%	1/1/2043	629,483		633,114
Fnma 30Yr	3.00%	2/1/2043	686,061		690,520
Fnma 30Yr	3.00%	7/1/2043	460,454		463,446
Fnma 30Yr	3.50%	3/1/2043	595,384		616,113
Fnma 30Yr	3.00%	10/1/2043	204,458		205,787
Fnma 15Yr	3.00%	8/1/2028	397,989		407,138
Fnma 30Yr	4.00%	9/1/2044	495,865		520,602
Fnma 30Yr	4.00%	7/1/2045	426,304		447,277
Fnma 30Yr	3.50%	6/1/2045	1,441,442		1,486,764
Fnma 30Yr	4.00%	12/1/2045	810,523		850,397
Fnma 30Yr	3.50%	4/1/2046	872,048		899,704
Fnma 15Yr	2.00%	8/1/2031	353,295		344,721
Fnma 30Yr	2.50%	9/1/2046	477,254		461,702
Fnma 20Yr	3.00%	11/1/2036	895,791		913,352
Fnma 30Yr	3.00%	12/1/2046	197,984		198,580
Fnma 30Yr	3.00%	1/1/2047	496,005		497,499
Fnma 15Yr	2.50%	7/1/2028	258,905		260,971
Fnma 30Yr	3.00%	9/1/2043	153,857		154,857
Fnma 15Yr	2.50%	8/1/2028	272,930		275,108
Fnma 15Yr	2.50%	8/1/2028	24,675		24,872
Fnma 15Yr	3.00%	11/1/2028	203,397		208,072
Fnma 30Yr	4.00%	10/1/2043	196,185		206,946

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2017

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Fnma 15Yr	2.50%	2/1/2029	239,834		240,721
Fnma 15Yr	3.50%	7/1/2027	549,014		570,906
Fnma 30Yr	5.50%	4/1/2034	132,558		146,192
Fnma 30Yr	5.00%	4/1/2034	637,271		689,774
Fnma 30Yr	5.50%	9/1/2034	127,820		140,896
Fnma 30Yr	5.00%	7/1/2035	187,483		203,456
Fnma 30Yr	5.50%	2/1/2035	227,463		250,860
Fnma 30Yr	6.50%	12/1/2037	87,354		97,313
Fnma 30Yr	6.00%	5/1/2038	384,967		433,808
Fnma 30Yr	4.00%	9/1/2040	230,840		244,015
Fnma 30Yr	5.50%	3/1/2038	135,001		148,720
Fnma 30Yr	4.00%	3/1/2039	76,618		80,963
Fnma 30Yr	4.50%	2/1/2041	798,097		859,506
Fnma 30Yr	4.50%	3/1/2041	318,063		342,536
Fnma 30Yr	3.50%	5/1/2042	627,470		648,481
Fnma 30Yr	3.50%	9/1/2042	231,859		239,623
Fnma 30Yr	3.50%	6/1/2042	1,548,160		1,600,000
Fnma 15Yr	2.50%	9/1/2027	976,174		985,730
Fnma 30Yr	3.00%	10/1/2042	330,456		332,362
Fnma 30Yr	3.50%	11/1/2042	857,907		886,634
Fnma 30Yr	3.00%	12/1/2042	890,029		895,163
Fnma 30Yr	3.00%	1/1/2043	156,207		157,108
Fnma 30Yr	3.00%	1/1/2043	459,990		462,643

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2017

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Fnma 30Yr	3.00%	1/1/2043	641,419		645,118
Fnma 30Yr	3.00%	3/1/2043	707,601		712,200
Fnma 30Yr	4.50%	9/1/2039	136,250		147,446
Fnma 20Yr	4.50%	6/1/2031	219,336		234,141
Fnma 15Yr	3.50%	3/1/2026	53,353		55,481
Fnma 30Yr	3.50%	1/1/2046	487,166		502,483
Fnma 30Yr	3.00%	1/1/2047	414,966		416,216
Fnma 15Yr	3.50%	2/1/2026	113,397		117,919
Fnma 30Yr	4.00%	7/1/2040	109,003		115,185
Fnma 30Yr	3.50%	6/1/2039	172,237		178,626
Fnma 15Yr	3.50%	10/1/2025	56,872		59,226
Fnma 30Yr	4.00%	10/1/2040	81,251		85,889
Gnma 30Yr	3.50%	1/15/2042	426,885		444,869
Gnma 30Yr	3.00%	11/15/2042	597,947		606,878
Gnma2 30Yr	4.00%	4/20/2042	137,361		144,397
Gnma2 30Yr	3.00%	8/20/2042	248,116		252,433
Gnma2 30Yr	3.50%	8/20/2042	796,969		831,479
Gnma2 30Yr	3.00%	9/20/2042	501,054		509,773
Gnma2 30Yr	3.50%	9/20/2042	622,957		649,932
Gnma2 30Yr	3.50%	10/20/2042	617,649		644,394
Gnma2 30Yr	3.00%	12/20/2042	256,039		260,494
Gnma2 30Yr	3.00%	1/20/2043	361,990		368,289
Gnma2 30Yr	3.50%	5/20/2043	762,790		795,665

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2017

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Gnma2 30Yr	4.50%	6/20/2044	437,130		462,407
Gnma2 30Yr	3.50%	10/20/2044	823,504		857,258
Gnma2 30Yr	4.00%	10/20/2044	428,673		450,209
Gnma2 30Yr	3.00%	12/20/2044	213,249		216,500
Gnma2 30Yr	3.50%	4/20/2045	1,123,522		1,169,467
Gnma2 30Yr	3.50%	6/20/2045	423,811		441,142
Gnma2 30Yr	3.00%	8/20/2045	451,673		457,278
Gnma2 30Yr	3.00%	9/20/2045	443,768		449,144
Gnma2 30Yr	4.00%	12/20/2045	1,062,910		1,115,690
Gnma2 30Yr	3.50%	9/20/2046	462,306		479,956
Gnma2 30Yr	3.00%	10/20/2046	1,360,356		1,376,879
Gnma2 30Yr	4.00%	10/20/2046	222,656		233,518
Gnma2 30Yr	3.50%	11/20/2046	177,042		183,801
Gnma2 30Yr	4.00%	11/20/2046	277,285		290,812
Gnma2 30Yr	2.50%	12/20/2046	271,413		265,376
Gnma2 30Yr	3.00%	12/20/2046	1,397,272		1,414,244
Gnma2 30Yr	3.50%	12/20/2046	1,557,177		1,616,626
Gnma2 30Yr	4.00%	3/20/2047	733,898		767,562
Gnma 30Yr	3.50%	5/15/2043	284,177		296,836
Gnma 30Yr	3.00%	3/15/2043	309,824		314,526
Gnma2 15Yr	3.00%	3/20/2027	147,495		151,201
Gnma2 30Yr	5.00%	8/20/2039	88,185		95,428
Gnma2 30Yr	4.50%	5/20/2040	373,836		398,988

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2017

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Gnma2 30Yr	4.50%	7/20/2040	227,242		242,531
Gnma2 30Yr	4.00%	9/20/2040	276,331		290,900
Gnma2 30Yr	4.00%	10/20/2040	421,270		443,480
Gnma2 30Yr	4.50%	10/20/2040	240,503		256,685
Gnma2 30Yr	4.50%	12/20/2040	340,572		363,486
Gnma2 30Yr	4.00%	2/20/2041	91,453		96,037
Gnma2 30Yr	4.00%	1/20/2041	166,165		174,493
Gnma2 30Yr	4.00%	3/20/2041	253,420		266,121
Gnma2 30Yr	5.00%	4/20/2041	302,968		330,234
Gnma2 30Yr	4.50%	8/20/2041	298,295		319,208
Gnma2 30Yr	4.50%	7/20/2041	101,751		108,884
Gnma 30Yr	4.50%	11/15/2039	178,989		190,616
Gnma 30Yr	4.50%	4/15/2040	360,543		382,144
Gnma 30Yr	5.00%	5/15/2035	99,638		108,528
Gnma 30Yr Platinum	5.00%	7/15/2039	160,012		175,502
Gnma 30Yr	5.50%	4/15/2038	89,441		99,016
Gnma 30Yr	5.50%	6/15/2038	146,211		161,862
Fnma 30Yr Tba(Reg A)	3.00%	1/11/2018	1,497,634		1,498,724
Fnma 30Yr Tba(Reg A)	4.00%	1/11/2018	1,497,634		1,567,830
Fnma 30Yr Tba(Reg A)	3.50%	1/11/2018	499,211		513,081
Fgold 30Yr Tba(Reg A)	4.00%	1/11/2018	249,606		261,325
Fgold 30Yr Tba(Reg A)	3.50%	1/11/2018	1,248,029		1,282,914
Fnma 15Yr Tba(Reg B)	3.00%	2/15/2018	748,817		762,870

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2017

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Fnma 30Yr Tba(Reg A)	3.50%	2/13/2018	499,211		512,369
Fgold 30Yr Tba(Reg A)	3.50%	2/13/2018	499,211		512,469
Chait_12-A7	2.16%	9/15/2024	299,527		296,008
Chait_14-A2	2.77%	3/15/2023	399,369		405,723
Comm_15-Pc1	3.62%	7/10/2050	499,211		518,595
Comm_15-Cr25	3.51%	8/10/2048	698,896		722,742
Comm_15-Cr26	3.63%	10/10/2048	748,817		781,923
Comm_16-Dc2	3.50%	2/10/2049	499,211		515,565
Comm_16-Dc2	3.77%	2/10/2049	698,896		734,150
Csail_15-C3	3.45%	8/15/2048	499,211		511,837
Csail_16-C7	3.21%	11/15/2049	499,211		503,272
Fna_14-M9	3.10%	7/25/2024	459,275		473,290
Fna_17-M1	2.42%	10/25/2026	399,369		386,923
Fhms_K038	3.39%	3/25/2024	998,423		1,046,243
Jpmcc_13-C10	2.88%	12/15/2047	247,943		250,598
Jpmbb_15-C30	3.55%	7/15/2048	798,738		827,448
Msbam_15-C23	3.45%	7/15/2050	998,423		1,030,673
Msbam_15-C26	3.21%	10/15/2048	209,669		211,225
Msbam_15-C24	3.73%	5/15/2048	998,423		1,049,996
Msbam_15-C25	3.37%	10/15/2048	698,896		717,462
Chubb Ina Hldgs Inc	2.70%	3/13/2023	254,598		254,987
Chubb Ina Hldgs Inc	3.35%	5/15/2024	174,724		180,714
Chubb Ina Hldgs Inc	2.30%	11/3/2020	99,842		100,054

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2017

		Interest	Maturity	Number of	Cost	Current
	Identity of issue	rate	date	shares/units	value**	value
	Aetna Inc	2.75%	11/15/2022	134,787		133,956
	American Intl Grp Inc	4.13%	2/15/2024	279,558		299,738
	Arch Cap Fin Llc	4.01%	12/15/2026	24,961		26,031
	Axis Specialty Fin Llc	5.88%	6/1/2020	194,692		209,329
	Bnp Paribas Sa	2.38%	5/21/2020	214,661		215,496
	Bank Of Amer Corp	3.30%	1/11/2023	594,062		616,982
	Bank Of Amer Corp	4.13%	1/22/2024	524,172		567,038
	Bank Of Amer Corp	4.00%	4/1/2024	129,795		138,508
	Bank Of Amer Corp	4.00%	1/22/2025	179,716		190,144
	Bank Of Amer Corp	3.95%	4/21/2025	349,448		364,055
	Bank Of Amer Corp	3.42%	12/20/2028	235,628		235,926
*	Bank Of Ny Mellon Corp	3.40%	5/15/2024	129,795		135,250
	Barclays Plc	4.38%	1/12/2026	199,685		211,817
	Barclays Plc	4.34%	1/10/2028	199,685		210,781
	Berkshire Hathaway Inc	2.75%	3/15/2023	514,188		521,714
	Boston Properties Lp	3.85%	2/1/2023	179,716		190,106
	Cigna Corp	4.38%	12/15/2020	109,827		115,270
	Cigna Corp	4.00%	2/15/2022	109,827		116,358
	Capital One Bk Usa Na	3.38%	2/15/2023	144,771		148,046
	Capital One Na	2.95%	7/23/2021	129,795		132,249
	Commonwealth Bk Of Au	2.30%	3/12/2020	209,669		211,251
	Coventry Hlth Care Inc	5.45%	6/15/2021	269,574		292,486
	Credit Suisse Grp Fdg Guernsey Ltd	3.75%	3/26/2025	249,606		257,165

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2017

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Credit Suisse Grp Fdg Guernsey Ltd	4.55%	4/17/2026	249,606		269,551
Credit Suisse Ny	4.38%	8/5/2020	249,606		265,973
Discover Finl Svcs	3.85%	11/21/2022	364,424		375,874
Goldman Sachs Grp Inc	6.00%	6/15/2020	9,984		10,822
Goldman Sachs Grp Inc	3.85%	7/8/2024	29,953		31,623
Goldman Sachs Grp Inc	5.75%	1/24/2022	74,882		84,909
Goldman Sachs Grp Inc	3.63%	1/22/2023	549,133		576,062
Goldman Sachs Grp Inc	3.85%	1/26/2027	504,204		526,003
Goldman Sachs Grp Inc	3.50%	11/16/2026	169,732		171,467
Goldman Sachs Grp Inc	3.50%	1/23/2025	244,614		252,243
Goldman Sachs Grp Inc	3.75%	5/22/2025	104,834		108,432
Government Properties Income Tr	3.75%	8/15/2019	59,905		61,257
Hsbc Hldgs Plc	4.88%	1/14/2022	224,645		246,783
Hsbc Bk Usa Na	4.88%	8/24/2020	349,448		375,565
Hartford Finl Svcs Grp Inc	5.50%	3/30/2020	239,621		258,722
Hartford Finl Svcs Grp Inc	5.13%	4/15/2022	144,771		159,552
Jpmorgan Chase & Co	4.35%	8/15/2021	199,685		215,071
Jpmorgan Chase & Co	3.20%	1/25/2023	209,669		216,770
Jpmorgan Chase & Co	3.88%	2/1/2024	324,487		346,256
Jpmorgan Chase & Co	3.63%	5/13/2024	399,369		417,198
Jpmorgan Chase & Co	3.88%	9/10/2024	194,692		205,414
Jpmorgan Chase & Co	3.13%	1/23/2025	624,014		636,011
Jpmorgan Chase & Co	3.90%	7/15/2025	274,566		292,776
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2017

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Keycorp	5.10%	3/24/2021	69,890		76,278
Marsh & Mclennan Cos Inc	3.50%	6/3/2024	124,803		129,290
Metlife Inc	4.37%	9/15/2023	9,984		10,800
Morgan Stanley	4.00%	7/23/2025	414,345		441,115
Morgan Stanley	3.88%	4/29/2024	798,738		839,277
Morgan Stanley	3.88%	1/27/2026	319,495		338,328
Morgan Stanley	5.50%	7/28/2021	84,866		$94,814
Nomura Hldgs Inc	2.75%	3/19/2019	269,574		$273,691
Pnc Finl Svcs Grp Inc	3.90%	4/29/2024	54,913		$57,869
Pnc Finl Svcs Grp Inc	4.38%	8/11/2020	74,882		$79,957
Pnc Bk Na	3.25%	6/1/2025	249,606		$254,008
Santander Uk Grp Hldgs Plc	2.88%	10/16/2020	124,803		125,963
Santander Uk Plc	2.35%	9/10/2019	129,795		130,787
Select Income Reit	2.85%	2/1/2018	59,905		60,617
Simon Property Grp Lp	3.75%	2/1/2024	499,211		527,339
Svenska Handelsbanken Ab	2.50%	1/25/2019	249,606		253,271
Travelers Cos Inc	5.80%	5/15/2018	279,558		285,566
Ubs Ag Stamford	2.38%	8/14/2019	249,606		252,066
Us Bancorp	3.70%	1/30/2024	114,819		122,369
Us Bancorp	2.63%	1/24/2022	374,409		380,844
Unitedhealth Grp Inc	4.70%	2/15/2021	119,811		129,528
Unitedhealth Grp Inc	3.75%	7/15/2025	79,874		85,571
Unitedhealth Grp Inc	3.10%	3/15/2026	69,890		71,044

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2017

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Unitedhealth Grp Inc	2.95%	10/15/2027	174,724		175,159
Ventas Realty Lp	3.85%	4/1/2027	124,803		128,303
Wellpoint Inc	3.13%	5/15/2022	399,369		404,490
Wellpoint Inc	3.30%	1/15/2023	114,819		118,250
Wells Fargo & Co	2.10%	7/26/2021	249,606		247,684
Wells Fargo & Co	4.13%	8/15/2023	14,976		16,027
Abb Fin Usa Inc	2.88%	5/8/2022	39,937		40,774
At&T Inc	5.50%	2/1/2018	99,842		102,416
At&T Inc	3.60%	2/17/2023	574,093		594,973
At&T Inc	4.45%	4/1/2024	259,590		277,485
At&T Inc	3.90%	8/14/2027	284,551		290,890
Abbott Labs	2.55%	3/15/2022	84,866		84,627
Abbott Labs	3.25%	4/15/2023	94,850		96,828
Abbvie Inc	3.60%	5/14/2025	309,511		319,657
Actavis Fdg Scs	3.80%	3/15/2025	344,456		354,527
Agrium Inc	3.50%	6/1/2023	159,748		164,349
Altria Grp Inc	4.00%	1/31/2024	239,621		258,230
Amazoncom Inc	2.80%	8/22/2024	84,866		85,459
American Airlines Inc	3.70%	10/1/2026	37,323		38,508
American Airlines Inc	4.95%	1/15/2023	145,666		158,346
Amgen Inc	3.45%	10/1/2020	149,763		155,195
Amgen Inc	3.63%	5/22/2024	74,882		78,095
Amgen Inc	2.65%	5/11/2022	269,574		269,841

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2017

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Anadarko Petroleum Corp	5.55%	3/15/2026	49,921		56,826
Anheuser Busch Inbev Worldwide Inc	5.38%	1/15/2020	678,928		737,040
Anheuser Busch Inbev Fin Inc	3.30%	2/1/2023	54,913		56,947
Apache Corp	3.25%	4/15/2022	129,795		131,665
Apple Inc	2.40%	5/3/2023	349,448		347,203
Apple Inc	3.25%	2/23/2026	624,014		644,055
Autozone Inc	2.88%	1/15/2023	99,842		100,704
Bat Cap Corp	3.22%	8/15/2024	304,519		308,213
Bp Cap Markets Plc	4.75%	3/10/2019	134,787		140,945
Bp Cap Markets Plc	3.25%	5/6/2022	269,574		277,645
Baxalta Inc	4.00%	6/23/2025	294,535		304,687
Becton Dickinson & Co	3.73%	12/15/2024	179,716		184,363
British Telecom Plc	5.95%	1/15/2018	269,574		277,331
Buckeye Partners Lp	2.65%	11/15/2018	39,937		40,188
Burlington Northern Santa Fe Llc	3.40%	9/1/2024	154,756		162,045
Burlington Northern Santa Fe Corp	5.75%	3/15/2018	209,669		214,793
Cbs Corp	4.30%	2/15/2021	49,921		52,972
Cvs Hlth Corp	3.88%	7/20/2025	314,503		329,348
Ca Inc	3.60%	8/1/2020	114,819		119,092
Canadian Natl Railway Co	5.55%	3/1/2019	199,685		210,983
Cardinal Hlth Inc	4.63%	12/15/2020	124,803		131,841
Cardinal Hlth Inc	3.20%	6/15/2022	4,992		5,026
Caterpillar Inc	3.90%	5/27/2021	204,677		215,998

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2017

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Caterpillar Inc	2.60%	6/26/2022	54,913		54,946
Celgene Corp	3.63%	5/15/2024	169,732		175,345
Cenovus Energy Inc	4.25%	4/15/2027	39,937		40,199
Charter Comms Operating Llc	4.91%	7/23/2025	319,495		346,566
Chevron Corp	2.36%	12/5/2022	139,779		138,908
Chevron Corp	3.19%	6/24/2023	89,858		92,397
Cintas Corp No 2	3.70%	4/1/2027	124,803		131,016
Cisco Systems Inc	3.00%	6/15/2022	89,858		91,716
Cisco Systems Inc	1.85%	9/20/2021	74,882		73,878
Coca Cola Co	3.15%	11/15/2020	124,803		128,710
Comcast Corp	3.60%	3/1/2024	304,519		321,115
Comcast Corp	3.00%	2/1/2024	239,621		244,203
Conocophillips Co	2.40%	12/15/2022	204,677		202,515
Continental Airlines Inc	4.15%	4/11/2024	62,183		65,555
Continental Airlines Inc	4.00%	10/29/2024	83,599		87,715
John Deere Cap Corp	2.80%	1/27/2023	159,748		162,621
John Deere Cap Corp	2.80%	3/6/2023	169,732		171,912
Delta Air Lines Inc	6.82%	8/10/2022	50,769		59,106
Diamond Fin Corp 1 & 2	3.48%	6/1/2019	479,243		486,638
Walt Disney Co	2.75%	8/16/2021	99,842		102,376
Walt Disney Co	1.85%	7/30/2026	134,787		124,483
Discovery Comm Llc	5.63%	8/15/2019	39,937		42,741
Discovery Comm Llc	3.95%	3/20/2028	124,803		125,506

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2017

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Dominion Gas Hldgs Llc	3.55%	11/1/2023	64,897		66,626
Dow Chemical Co	8.55%	5/15/2019	139,779		152,933
Dow Chemical Co	3.00%	11/15/2022	274,566		277,074
Dupont Ei De Nemours & Co	4.63%	1/15/2020	189,700		202,937
Dupont Ei De Nemours & Co	2.80%	2/15/2023	79,874		80,542
Eog Resources Inc	4.10%	2/1/2021	119,811		126,971
Eog Resources Inc	3.15%	4/1/2025	34,945		35,090
Eastman Chemical Co	3.80%	3/15/2025	173,726		183,068
Ecolab Inc	4.35%	12/8/2021	110,825		118,271
Enterprise Products Operating Llc	3.35%	3/15/2023	379,401		390,621
Equifax Inc	3.30%	12/15/2022	84,866		84,440
Express Scripts Hldg Co	4.50%	2/25/2026	79,874		86,021
Exxon Mobil Corp	2.40%	3/6/2022	139,779		140,626
Exxon Mobil Corp	3.04%	3/1/2026	299,527		307,190
Fidelity Natl Information Svcs Inc	3.88%	6/5/2024	37,940		39,710
Fidelity Natl Information Svcs Inc	4.50%	10/15/2022	78,875		85,180
Fiserv Inc	3.85%	6/1/2025	174,724		182,829
Ford Motor Cr Co Llc	4.13%	8/4/2025	124,803		131,180
Ford Motor Cr Co Llc	2.55%	10/5/2018	49,921		50,371
Ford Motor Cr Co Llc	3.81%	1/9/2024	429,322		446,093
Fortune Brands Home & Sec Inc	3.00%	6/15/2020	104,834		105,920
General Dynamics Corp	2.25%	11/15/2022	179,716		177,913
General Elec Co	2.70%	10/9/2022	454,282		456,381

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2017

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
General Elec Co	4.65%	10/17/2021	99,842		108,449
General Elec Co	3.15%	9/7/2022	289,543		297,008
General Motors Co	4.88%	10/2/2023	479,243		524,398
Gilead Sciences Inc	4.50%	4/1/2021	254,598		274,171
Gilead Sciences Inc	3.50%	2/1/2025	164,740		172,778
Glaxosmithkline Cap Inc	2.80%	3/18/2023	24,961		25,378
Glaxosmithkline Cap Plc	2.85%	5/8/2022	14,976		15,264
Halliburton Co	3.80%	11/15/2025	89,858		93,823
Hewlett Packard Co	4.30%	6/1/2021	169,732		178,562
Home Depot Inc	3.75%	2/15/2024	843,667		901,456
Home Depot Inc	2.63%	6/1/2022	129,795		130,803
Ingersoll Rand Global Hldg Co Ltd	6.88%	8/15/2018	189,700		200,121
Ingersoll Rand Global Hldg Co Ltd	4.25%	6/15/2023	139,779		149,214
Ibm Corp	8.38%	11/1/2019	229,637		258,477
Ibm Corp	3.63%	2/12/2024	199,685		211,891
International Paper Co	4.75%	2/15/2022	138,781		151,764
International Paper Co	3.65%	6/15/2024	604,046		625,014
Johnson & Johnson	2.45%	3/1/2026	424,330		417,263
Kinder Morgan Energy Partners Lp	4.15%	2/1/2024	79,874		84,220
Kraft Foods Grp Inc	5.38%	2/10/2020	182,711		197,429
Kraft Heinz Foods Co	3.00%	6/1/2026	264,582		255,263
Kroger Co	2.30%	1/15/2019	44,929		45,443
Lyb Intl Fin Ii Bv	3.50%	3/2/2027	49,921		50,751

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2017

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Laboratory Corp Of Amer	3.60%	2/1/2025	209,669		216,114
Laboratory Corp Of Amer	3.25%	9/1/2024	39,937		40,464
Lockheed Martin Corp	3.10%	1/15/2023	159,748		164,602
Lyondellbasell Inds Nv	6.00%	11/15/2021	254,598		284,759
Lyondellbasell Inds Nv	5.75%	4/15/2024	164,740		189,752
Mplx Lp	4.50%	7/15/2023	199,685		215,114
Marriott Intl Inc	3.13%	6/15/2026	149,763		147,523
Mastercard Inc	3.38%	4/1/2024	124,803		130,657
Mcdonalds Corp	2.63%	1/15/2022	129,795		131,633
Mcdonalds Corp	1.88%	5/29/2019	109,827		109,572
Mckesson Corp	4.75%	3/1/2021	199,685		214,793
Medtronic Inc	3.50%	3/15/2025	414,345		434,091
Merck & Co Inc	3.88%	1/15/2021	504,204		535,514
Merck & Co Inc	2.80%	5/18/2023	84,866		85,857
Microsoft Corp	2.40%	8/8/2026	599,054		583,420
Monsanto Co	3.38%	7/15/2024	99,842		102,893
Mylan Inc	2.55%	3/28/2019	49,921		50,251
Nbcuniversal Media Llc	2.88%	1/15/2023	109,827		112,397
Newell Brands Inc	4.20%	4/1/2026	74,882		78,993
Noble Energy Inc	4.15%	12/15/2021	124,803		130,277
Norfolk Southern Corp	5.75%	4/1/2018	54,913		56,204
Norfolk Southern Corp	5.90%	6/15/2019	379,401		399,851
Northrop Grumman Corp	5.05%	8/1/2019	199,685		212,856

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2017

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Novartis Cap Corp	2.40%	9/21/2022	279,558		279,862
Occidental Petroleum Corp	4.10%	2/1/2021	179,716		191,294
Occidental Petroleum Corp	2.60%	4/15/2022	89,858		90,544
Oneok Partners Lp	8.63%	3/1/2019	184,708		202,462
Oneok Partners Lp	3.38%	10/1/2022	49,921		50,692
Oracle Corp	5.00%	7/8/2019	164,740		175,901
Oracle Corp	2.95%	5/15/2025	264,582		266,725
Oracle Corp	1.90%	9/15/2021	99,842		98,825
Oracle Corp	2.65%	7/15/2026	299,527		295,684
Pepsico Inc	2.75%	3/5/2022	309,511		315,943
Pepsico Inc	3.60%	3/1/2024	139,779		148,258
Pfizer Inc	3.00%	12/15/2026	94,850		95,549
Philip Morris Intl Inc	4.50%	3/26/2020	84,866		89,831
Philip Morris Intl Inc	2.63%	3/6/2023	169,732		169,290
Procter & Gamble Co	2.30%	2/6/2022	44,929		45,215
Procter & Gamble Co	3.10%	8/15/2023	34,945		36,402
Raytheon Co	3.13%	10/15/2020	99,842		102,795
Raytheon Co	3.15%	12/15/2024	104,834		107,331
Republic Svcs Inc	5.50%	9/15/2019	119,811		127,931
Rio Tinto Fin Usa Ltd	3.75%	6/15/2025	64,897		68,136
Rock Tenn Co	4.90%	3/1/2022	64,897		71,044
Rockwell Collins Inc	3.50%	3/15/2027	199,685		205,373
Rogers Comm Inc	6.80%	8/15/2018	149,763		158,011

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2017

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Rogers Comm Inc	3.00%	3/15/2023	69,890		70,383
Schlumberger Investment Sa	3.65%	12/1/2023	69,890		73,790
Scripps Networks Interactive Inc	3.50%	6/15/2022	184,708		186,857
Scripps Networks Interactive Inc	3.95%	6/15/2025	124,803		126,758
Shell Intl Fin Bv	4.30%	9/22/2019	229,637		240,597
Shell Intl Fin Bv	2.00%	11/15/2018	653,967		656,004
Shire Acq Investments Ireland Dac	2.88%	9/23/2023	139,779		138,507
Jm Smucker Co	3.50%	3/15/2025	89,858		92,723
Stryker Corp	3.38%	5/15/2024	164,740		169,892
Thermo Fisher Scientific Inc	3.15%	1/15/2023	74,882		76,905
Thermo Fisher Scientific Inc	3.00%	4/15/2023	104,834		106,145
Time Warner Inc	4.75%	3/29/2021	194,692		209,594
Time Warner Inc	3.55%	6/1/2024	159,748		161,976
Time Warner Cable Llc	8.75%	2/14/2019	134,787		148,202
Total Cap Intl Sa	2.70%	1/25/2023	84,866		86,345
Total System Svcs Inc	4.80%	4/1/2026	9,984		10,922
21St Century Fox Amer Inc	6.90%	3/1/2019	474,251		510,071
21St Century Fox Amer Inc	3.00%	9/15/2022	121,808		124,664
Tyson Foods Inc	3.95%	8/15/2024	144,771		154,412
Unilever Cap Corp	4.25%	2/10/2021	184,708		197,864
Union Pacific Corp	4.00%	2/1/2021	234,629		249,513
United Parcel Svc Inc	5.13%	4/1/2019	39,937		41,933
United Parcel Svc Inc	3.13%	1/15/2021	139,779		145,233

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2017

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
United Technologies Corp	3.10%	6/1/2022	179,716		183,518
Verizon Comms Inc	3.38%	2/15/2025	512,191		520,611
Viacom Inc	5.63%	9/15/2019	69,890		74,287
Viacom Inc	3.13%	6/15/2022	99,842		98,909
Viacom Inc	3.88%	4/1/2024	69,890		70,407
Waste Mgmt Inc	4.60%	3/1/2021	79,874		86,044
Waste Mgmt Inc	2.90%	9/15/2022	74,882		75,945
Western Gas Partners Lp	4.00%	7/1/2022	79,874		83,083
Williams Partners Lp	4.30%	3/4/2024	194,692		206,632
Wyeth Llc	6.45%	2/1/2024	129,795		159,999
Xto Energy Inc	5.50%	6/15/2018	124,803		127,182
Xylem Inc	4.88%	10/1/2021	169,732		185,130
Zimmer Hldgs Inc	2.70%	4/1/2020	129,795		130,735
Agl Cap Corp	3.50%	9/15/2021	179,716		185,657
Ameren Illinois Co	2.70%	9/1/2022	104,834		106,098
American Wtr Cap Corp	2.95%	9/1/2027	89,858		89,967
Appalachian Pwr Co	3.30%	6/1/2027	49,921		50,211
Baltimore Gas & Elec Co	3.35%	7/1/2023	84,866		88,421
Centerpoint Energy Houston Elec	2.25%	8/1/2022	84,866		84,436
Commonwealth Edison Co	2.95%	8/15/2027	139,779		139,662
Dominion Resources Inc	4.45%	3/15/2021	109,827		117,408
Duke Energy In Inc	3.75%	7/15/2020	99,842		105,281
Duke Energy Carolinas Llc	2.95%	12/1/2026	144,771		144,040

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2017

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Emera Us Fin Lp	3.55%	6/15/2026	109,827		110,315
Entergy Corp	5.13%	9/15/2020	194,692		$208,627
Entergy Louisiana Llc	2.40%	10/1/2026	74,882		71,334
Florida Pwr & Lt Co	2.75%	6/1/2023	29,953		30,094
Georgia Pwr Co	2.85%	5/15/2022	174,724		175,638
Lg&E & Ku Energy Llc	3.75%	11/15/2020	99,842		103,487
National Rural Utils Coop Fin Corp	2.30%	11/15/2019	134,787		135,555
Nisource Fin Corp	6.80%	1/15/2019	14,976		16,122
Northern States Pwr Co Mn	2.20%	8/15/2020	104,834		105,614
Oncor Elec Delivery Co Llc	2.95%	4/1/2025	119,811		120,421
Pseg Pwr Llc	3.00%	6/15/2021	179,716		181,535
Pacific Gas & Elec Co	3.85%	11/15/2023	234,629		245,840
Pacific Gas & Elec Co	3.40%	8/15/2024	174,724		180,300
Progress Energy Inc	4.88%	12/1/2019	249,606		262,097
Public Svc Co Of Colorado	2.50%	3/15/2023	9,984		9,996
Public Svc Elec & Gas Co	2.25%	9/15/2026	24,961		23,644
Puget Energy Inc	3.65%	5/15/2025	84,866		87,398
San Diego Gas & Elec Co	3.60%	9/1/2023	119,811		125,808
Southern Ca Edison Co	3.50%	10/1/2023	194,692		203,331
Hydro Quebec	8.05%	7/7/2024	69,890		93,030
Quebec Province Of	7.50%	7/15/2023	89,858		114,004
Quebec Province Of	7.13%	2/9/2024	284,551		359,545
Ca St	6.20%	3/1/2019	424,330		453,645

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2017

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
University Ca	3.06%	7/1/2025	474,251		486,679
America Movil Sab De Cv	5.00%	3/30/2020	299,527		319,469
Southern Copper Corp	3.88%	4/23/2025	124,803		130,338
Teva Pharmaceutical Fin Co Bv	2.95%	12/18/2022	214,661		192,382
Chile Rep Of	3.25%	9/14/2021	154,756		160,738
Colombia Rep Of	4.00%	2/26/2024	199,685		209,846
Ecopetrol Sa	4.13%	1/16/2025	44,929		46,003
Export Import Bk Of Korea	4.38%	9/15/2021	259,590		275,158
Israel St Of	4.00%	6/30/2022	199,685		211,550
Petroleos Mexicanos	3.50%	1/30/2023	79,874		79,369
Petroleos Mexicanos	6.50%	3/13/2027	199,685		222,149
Mexico United Mexican States	3.63%	3/15/2022	269,574		282,965
Mexico United Mexican States	4.00%	10/2/2023	95,849		101,253
Cash			41,509		41,509
Wrapper					(100,717)
Fair value of contract					251,665,693

American General Life Contract No. 725840
Irs Usd 1.75000 12/21/16-10Y Cme	1.75%	12/21/2026	(10,034,149)		524,362
U S Treasury Note	2.00%	6/30/2024	3,993,691		3,917,874
U S Treasury Note	2.00%	5/31/2024	599,054		587,962
U S Treasury Note	2.00%	7/31/2022	24,961		24,774
U S Treasury Note	2.13%	6/30/2022	923,541		921,990

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2017

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
U S Treasury Note	2.00%	4/30/2024	3,194,953		3,137,793
U S Treasury Note	1.88%	4/30/2022	599,054		591,975
U S Treasury Note	1.75%	4/30/2022	249,606		245,340
U S Treasury Note	1.13%	1/31/2019	4,492,903		4,459,206
U S Treasury Note	1.75%	9/30/2022	324,487		318,036
U S Treasury Note	1.88%	8/31/2022	349,448		344,588
U S Treasury Note	1.75%	3/31/2022	1,497,634		1,473,298
U S Treasury Note	2.13%	12/31/2021	1,397,792		1,398,283
U S Treasury Note	1.75%	11/30/2019	24,960,571		24,900,607
U S Treasury Note	1.50%	7/15/2020	3,494,480		3,457,556
Fed Home Ln Mtge Glbl Nt (2.5Mmm)	1.63%	9/29/2020	1,098,265		1,086,153
Fed Home Ln Mtge Glbl Nt (6Mmm)	1.25%	10/2/2019	4,492,903		4,440,161
Fnma Nt (3.5Mmm)	1.75%	11/26/2019	4,492,903		4,478,539
Fnma Nt (3Mmm)	1.50%	2/28/2020	2,995,269		2,965,127
Fnma Nt (3Mmm)	2.00%	1/5/2022	3,544,401		3,523,078
Fnma Glbl Nt (500Mm)	1.25%	8/23/2019	848,659		839,211
Fnma Pass Thru 30Yr #Au5386	3.00%	6/1/2043	2,618,616		2,633,588
Fnma Pass Thru 30Yr #As0924	5.00%	11/1/2043	1,304,801		1,404,458
Fhlmc Gold 30Yr #Q3-7305	3.00%	11/1/2045	1,652,735		1,656,496
Fhlmc Gold 30Yr Gnt #G0-8693	3.50%	3/1/2046	74,283		76,418
Fhlmc Gold 30Yr Gnt #G0-8687	3.50%	1/1/2046	3,173,330		3,264,585
Gnma Ii Tba 4.0% Jan 30Yr Jmbo	4.00%	1/22/2048	4,043,612		4,215,466
Fhlmc Tba Gold 3.5% Feb 30Yr	3.50%	2/13/2048	2,296,373		2,354,530

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2017

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Fnma Tba 5.0% Feb 30Yr	5.00%	2/13/2048	2,496,057		2,680,970
Fnma Tba 4.5% Feb 30Yr	4.50%	2/13/2048	1,996,846		2,122,272
Fnma Tba 4.0% Mar 30Yr	4.00%	3/13/2048	2,496,057		2,603,106
Fnma Tba 4.0% Feb 30Yr	4.00%	2/13/2048	11,332,099		11,835,366
Fnma Tba 3.5% Mar 30Yr	3.50%	3/13/2048	2,496,057		2,555,046
Fnma Tba 3.5% Feb 30Yr	3.50%	2/13/2048	4,492,903		4,606,103
Fnma Tba 3.0% Feb 30Yr	3.00%	2/13/2048	2,745,663		2,742,284
Fnma Tba 3.0% Jan 15Yr	3.00%	1/17/2033	4,642,666		4,729,172
Woodside Finance Ltd	8.75%	3/1/2019	199,685		213,815
Wells Fargo & Company Sr Unsec	3.55%	9/29/2025	848,659		872,001
Wells Fargo & Company Sr Unsec	2.47%	1/24/2023	748,817		764,133
Verizon Communicationssr Unsec	3.50%	11/1/2024	1,897,003		1,933,836
Ubs Group Funding Switze Sr Unsec 144A	2.86%	8/15/2023	1,747,240		1,729,117
Toronto-Dominion Bank Sr Unsec	2.13%	4/7/2021	698,896		692,565
Toronto-Dominion Bank Sec 144A	2.25%	3/15/2021	698,896		695,347
Telstra Corp Ltd Nt 144A	4.80%	10/12/2021	149,763		160,786
Tech Data Corp Sr Unsec	3.70%	2/15/2022	449,290		451,103
Synchrony Financial Sr Unsec	2.61%	2/3/2020	998,423		1,012,782
Svenska Handelsbanken Ab Unsec	2.40%	10/1/2020	1,248,029		1,249,823
Sprint Spectrum / Spec I Sec 144A	3.36%	3/20/2023	327,607		330,474
Societe Generale Sr Unsec 144A	2.63%	9/16/2020	1,098,265		1,101,570
Santander Uk Group Hldgs Sr Unsec	2.88%	8/5/2021	1,048,344		1,047,034
Royal Bank Of Canada Covered	2.20%	9/23/2019	499,211		499,134

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2017

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Royal Bank Of Canada	1.88%	2/5/2020	1,098,265		1,089,646
Ppl Wem Holdings Plc Sr Unsec 144A	5.38%	5/1/2021	449,290		481,860
Oracle Corp Sr Unsec	2.95%	11/15/2024	998,423		1,006,490
Nissan Motor Acceptance Sr Unsec 144A	2.15%	9/28/2020	199,685		198,112
Nissan Motor Acceptance Sr Unsec 144A	2.25%	1/13/2020	998,423		996,922
New York Life Global Fdg Sec 144A	2.00%	4/13/2021	199,685		197,161
New York Life Global Fdg 144A	1.95%	2/11/2020	1,048,344		1,041,859
Nationwide Bldg Society Sr Unsec 144A	2.45%	7/27/2021	549,133		544,984
National Australia Bk/Ny Sr Unsec	1.88%	7/12/2021	1,347,871		1,319,810
Metlife Inc Sr Unsec A	6.82%	8/15/2018	998,423		1,027,782
Massmutual Global Fundin Sec 144A	2.00%	4/15/2021	823,699		811,257
Mufg Americas Hldgs Corp Sr Unsec	2.25%	2/10/2020	948,502		943,640
Lloyds Banking Group Plc Sr Unsec	2.91%	11/7/2023	698,896		693,684
Kinder Morgan Ener Part Sr Unsec	4.25%	9/1/2024	848,659		880,170
Jackson Natl Life Global Sec 144A	2.25%	4/29/2021	249,606		247,062
Jpmorgan Chase & Co Sr Unsec	3.13%	1/23/2025	3,095,111		3,115,024
Iberdrola Fin Ireland Co Gtd 144A	5.00%	9/11/2019	500,210		520,916
Ing Bank Nv Covered Sec 144A	2.63%	12/5/2022	673,935		675,355
Hsbc Holdings Plc Sr Unsec	5.10%	4/5/2021	1,897,003		2,039,117
Guardian Life Glob Sec 144A	2.00%	4/26/2021	998,423		978,507
Goldman Sachs Group Inc Sr Unsec	3.50%	1/23/2025	2,845,505		2,893,168
Goldman Sachs Group Inc Sr Unsec	2.91%	6/5/2023	299,527		297,842
General Motors Finl Co Sr Unsec	2.35%	10/4/2019	199,685		199,182

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2017

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
General Electric Co Sr Unsec	2.70%	10/9/2022	2,995,269		2,992,678
Enterprise Products Oper Co Gtd	6.50%	1/31/2019	399,369		417,438
Energy Transfer Partners Sr Unsec	4.15%	10/1/2020	571,098		590,102
Enbridge Inc Sr Unsec	1.75%	1/10/2020	798,738		800,075
Electricite De France Sr Unsec 144A	2.15%	1/22/2019	299,527		299,611
Electricite De France Nt 144A	6.50%	1/26/2019	848,659		887,856
Dominion Energy Gas Hldg Llc Sr Unsec	2.80%	11/15/2020	673,935		679,563
Deutsche Bank Ag Sr Unsec	4.25%	10/14/2021	698,896		727,741
Daimler Finance Na Llc Sr Unsec 144A	1.50%	7/5/2019	1,048,344		1,036,309
Crown Castle Towers Llc Co Gtd 144A	4.88%	8/15/2040	449,290		470,186
Rabobank Nederland Nt	4.50%	1/11/2021	1,996,846		2,117,453
Commonwealth Bank Aust 144A	1.75%	11/7/2019	1,098,265		1,087,355
Caterpillar Finl Service Sr Unsec Mtn	1.90%	3/22/2019	748,817		747,810
Sky Plc Sr Unsec 144A	2.63%	9/16/2019	269,574		270,211
Bnp Paribas Sr Unsec 144A	2.95%	5/23/2022	599,054		600,971
Barclays Plc Sr Unsec	3.20%	8/10/2021	698,896		703,518
Banque Fed Cred Mutuel Sr Unsec 144A	2.00%	4/12/2019	499,211		497,466
Bank Of Nova Scotia Sec	1.88%	4/26/2021	2,196,530		2,154,811
Bank Of America	3.42%	12/20/2028	899,080		900,405
Bank Of America Corp Sr Unsec	4.00%	4/1/2024	998,423		1,056,334
Bp Capital Markets Plc Co Gtd	4.74%	3/11/2021	1,248,029		1,337,036
Aviation Capital Group Nt 144A	7.13%	10/15/2020	748,817		835,166
American Tower Corp Sr Unsec	5.90%	11/1/2021	299,527		331,601

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2017

		Interest	Maturity	Number of	Cost	Current
	Identity of issue	rate	date	shares/units	value**	value
	Aig Inc	6.40%	12/15/2020	549,133		609,192
	American Honda Finance Sr Unsec	1.74%	11/5/2021	1,497,634		1,499,565
	At&T Inc Sr Unsec	3.40%	5/15/2025	848,659		835,707
	Bab Ut St-B	3.54%	7/1/2025	1,023,383		1,067,860
	Univ Of Pittsburgh Pa	2.32%	9/15/2021	1,148,186		1,147,681
	Port Seattle-Txbl-B1	7.00%	5/1/2019	998,423		1,062,392
	Ny St Urban Dev-B	2.10%	3/15/2022	1,996,846		1,989,298
	Nys Twy-Txb-B-Babs	5.45%	4/1/2025	848,659		965,630
	Met Trn Auth-A2-Babs	5.36%	11/15/2023	299,527		339,343
	Kfw Sr Unsec	1.50%	2/6/2019	723,857		720,698
	Industry Pub Facs-A	4.34%	7/1/2024	499,211		533,897
	European Investment Bank Sr Unsec	2.00%	3/15/2021	1,123,226		1,116,288
	Cobb-Marietta Coliseu	2.55%	7/1/2021	624,014		628,239
	Vm Cash Ccp Cme Rdr Usd	0.01%	12/31/2060	37,181		37,181
	U S Treasury Repo	1.50%	1/3/2018	39,088,254		39,088,254
	U S Treasury Repo	1.68%	1/2/2018	17,871,769		17,871,769
	U S Treasury Repo	1.67%	1/2/2018	14,976,343		14,976,343
	U S Tips Repo	1.69%	1/2/2018	6,140,300		6,140,300
	Irs Usd 1.25000 12/21/16-2Y Cme	1.25%	12/21/2018	17,821,848		(107,705)
	Irs Usd 1.25000 06/15/16-2Y Cme	1.25%	6/15/2018	22,564,356		(46,738)
*	Collective Us Govt Stif 15 Bps	—%	12/1/2030	260,571		260,571
	U S Treasury Note	1.00%	11/30/2018	4,542,824		4,510,971
	Scslc 2005 A3 3Mlib+14Bp	1.62%	12/1/2023	186,385		186,383

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2017

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Slma 2006-6 A3 3Mlib+11Bp	1.48%	10/27/2025	247,911		247,774
Slma 2006-5 A5 3Mlib+11Bp	1.48%	1/25/2027	231,104		230,887
Slma 2007-1 A5 3Mlib+9	1.46%	1/26/2026	312,700		312,862
Slma 2006-8 A5 3Mlib+11Bp	1.48%	1/27/2025	1,092,703		1,090,913
Slma 2005-9 A6 3Mlib+55Bp	1.92%	10/26/2026	777,650		779,752
Slma 2005-8 A4 3Mlib	1.92%	1/25/2028	1,516,238		1,523,644
Slma 2005-7 A4 3Mlib+15Bp	1.52%	10/25/2029	890,059		884,985
Slma 2005-6 A5A 3Mlib+11Bp	1.48%	7/27/2026	101,868		101,873
Slma 2005-3 A5	1.46%	10/25/2024	278,993		278,776
Slclt 2007-1 A4 3Mlib+6Bp	1.48%	5/15/2029	736,704		729,898
Nordea Bank Ab Sr Unsec Frn 144A	2.44%	9/17/2018	599,054		602,139
Navsl 2015-3 A1 1Mlib+32Bp	1.87%	7/25/2030	101,595		101,648
Navsl 2015-1 A1 1Mlib+30Bp	1.85%	9/26/2022	66,059		66,087
Jackson Natl Life Global Sec 144A	1.88%	10/15/2018	648,975		648,399
Fnma Pass Thru 20Yr #Ae0787	5.50%	5/1/2028	60,881		66,678
Fnma Pass Thru 30Yr #Ad0963	5.50%	9/1/2038	64,681		71,465
Fnma Pass Thru 20Yr #Ad0912	5.50%	4/1/2029	146,624		160,586
Fnma Pass Thru 30Yr #995759	5.50%	11/1/2038	467,463		513,470
Fnma Pass Thru 30Yr #940765	5.50%	6/1/2037	76,938		84,582
Fnma Pass Thru 30Yr #889561	5.50%	6/1/2038	156,363		172,490
Fnma Pass Thru 20Yr #888843	5.50%	3/1/2027	60,715		66,917
Fnma Pass Thru 30Yr #865433	5.50%	2/1/2036	5,876		6,495
Fnma Pass Thru 30Yr #849299	5.50%	1/1/2036	214,007		236,997

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2017

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Fnma Pass Thru 30Yr #831356	5.50%	3/1/2036	119,620		132,427
Fnma Pass Thru 30Yr #817640	5.50%	11/1/2035	154,387		169,116
Fnma Pass Thru 30Yr #808040	5.50%	2/1/2035	258,523		285,812
Fnma Pass Thru 30Yr #804303	5.50%	11/1/2034	13,244		14,508
Fnma Pass Thru 30Yr #802316	5.50%	11/1/2034	10,822		11,852
Fn Arm 793029 Us0006M+158.2 10.869	3.05%	7/1/2034	340,700		353,667
Fnma Pass Thru 30Yr #756202	5.50%	12/1/2033	9,394		10,424
Fnma Pass Thru 30Yr #Al7579	5.50%	2/1/2042	134,083		148,372
Fnma Pass Thru 20Yr #Al6938	5.50%	4/1/2030	136,829		149,857
Fnma Pass Thru 30Yr #357908	5.50%	7/1/2035	11,265		12,461
Fnma Pass Thru 20Yr #310164	5.50%	1/1/2026	175,095		191,767
Fnma Pass Thru 20Yr #257047	5.50%	1/1/2028	42,367		46,401
Fnma Pass Thru 20Yr #256600	5.50%	2/1/2027	878		961
Fnma Pass Thru 20Yr #255075	5.50%	2/1/2024	273,748		299,814
Fed Home Ln Mtge Glbl Nt (500Mm)	1.15%	9/14/2018	1,198,107		1,193,513
Fh Arm 1Q1534 H15T1Y+223.3 10.15	3.13%	6/1/2037	444,850		468,998
Chait 2015-A5 A	1.36%	4/15/2020	499,211		498,687
Net Unsettled Trades					(79,590,101)
Interest And Dividends Accrued/Receivable					953,813
Broker Cash Collateral Received					(15,493)
Centrally Cleared Swaps (Due To) / Due From Broker					(362,932)
Wrapper					(49,596)
Fair value of contract					198,947,303

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2017

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value

Royal Bank of Canada Contract No. Citigroup01
Irs Usd 1.75000 12/21/16-10Y Cme	1.75%	12/21/2026	(10,034,149)		524,362
U S Treasury Note	2.00%	6/30/2024	3,993,691		3,917,874
U S Treasury Note	2.00%	5/31/2024	599,054		587,962
U S Treasury Note	2.00%	7/31/2022	24,961		24,774
U S Treasury Note	2.13%	6/30/2022	923,541		921,990
U S Treasury Note	2.00%	4/30/2024	3,194,953		3,137,793
U S Treasury Note	1.88%	4/30/2022	599,054		591,975
U S Treasury Note	1.75%	4/30/2022	249,606		245,340
U S Treasury Note	1.13%	1/31/2019	4,492,903		4,459,206
U S Treasury Note	1.75%	9/30/2022	324,487		318,036
U S Treasury Note	1.88%	8/31/2022	349,448		344,588
U S Treasury Note	1.75%	3/31/2022	1,497,634		1,473,298
U S Treasury Note	2.13%	12/31/2021	1,397,792		1,398,283
U S Treasury Note	1.75%	11/30/2019	24,960,571		24,900,607
U S Treasury Note	1.50%	7/15/2020	3,494,480		3,457,556
Fed Home Ln Mtge Glbl Nt (2.5Mmm)	1.63%	9/29/2020	1,098,265		1,086,153
Fed Home Ln Mtge Glbl Nt (6Mmm)	1.25%	10/2/2019	4,492,903		4,440,161
Fnma Nt (3.5Mmm)	1.75%	11/26/2019	4,492,903		4,478,539
Fnma Nt (3Mmm)	1.50%	2/28/2020	2,995,269		2,965,127
Fnma Nt (3Mmm)	2.00%	1/5/2022	3,544,401		3,523,078
Fnma Glbl Nt (500Mm)	1.25%	8/23/2019	848,659		839,211

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2017

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Fnma Pass Thru 30Yr #Au5386	3.00%	6/1/2043	2,618,616		2,633,588
Fnma Pass Thru 30Yr #As0924	5.00%	11/1/2043	1,304,801		1,404,458
Fhlmc Gold 30Yr #Q3-7305	3.00%	11/1/2045	1,652,735		1,656,496
Fhlmc Gold 30Yr Gnt #G0-8693	3.50%	3/1/2046	74,283		76,418
Fhlmc Gold 30Yr Gnt #G0-8687	3.50%	1/1/2046	3,173,330		3,264,585
Gnma Ii Tba 4.0% Jan 30Yr Jmbo	4.00%	1/22/2048	4,043,612		4,215,466
Fhlmc Tba Gold 3.5% Feb 30Yr	3.50%	2/13/2048	2,296,373		2,354,530
Fnma Tba 5.0% Feb 30Yr	5.00%	2/13/2048	2,496,057		2,680,970
Fnma Tba 4.5% Feb 30Yr	4.50%	2/13/2048	1,996,846		2,122,272
Fnma Tba 4.0% Mar 30Yr	4.00%	3/13/2048	2,496,057		2,603,106
Fnma Tba 4.0% Feb 30Yr	4.00%	2/13/2048	11,332,099		11,835,366
Fnma Tba 3.5% Mar 30Yr	3.50%	3/13/2048	2,496,057		2,555,046
Fnma Tba 3.5% Feb 30Yr	3.50%	2/13/2048	4,492,903		4,606,103
Fnma Tba 3.0% Feb 30Yr	3.00%	2/13/2048	2,745,663		2,742,284
Fnma Tba 3.0% Jan 15Yr	3.00%	1/17/2033	4,642,666		4,729,172
Woodside Finance Ltd	8.75%	3/1/2019	199,685		213,815
Wells Fargo & Company Sr Unsec	3.55%	9/29/2025	848,659		872,001
Wells Fargo & Company Sr Unsec	2.47%	1/24/2023	748,817		764,133
Verizon Communicationssr Unsec	3.50%	11/1/2024	1,897,003		1,933,836
Ubs Group Funding Switze Sr Unsec 144A	2.86%	8/15/2023	1,747,240		1,729,117
Toronto-Dominion Bank Sr Unsec	2.13%	4/7/2021	698,896		692,565
Toronto-Dominion Bank Sec 144A	2.25%	3/15/2021	698,896		695,347
Telstra Corp Ltd Nt 144A	4.80%	10/12/2021	149,763		160,786

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2017

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Tech Data Corp Sr Unsec	3.70%	2/15/2022	449,290		451,103
Synchrony Financial Sr Unsec	2.61%	2/3/2020	998,423		1,012,782
Svenska Handelsbanken Ab Unsec	2.40%	10/1/2020	1,248,029		1,249,823
Sprint Spectrum / Spec I Sec 144A	3.36%	3/20/2023	327,607		330,474
Societe Generale Sr Unsec 144A	2.63%	9/16/2020	1,098,265		1,101,570
Santander Uk Group Hldgs Sr Unsec	2.88%	8/5/2021	1,048,344		1,047,034
Royal Bank Of Canada Covered	2.20%	9/23/2019	499,211		499,134
Royal Bank Of Canada	1.88%	2/5/2020	1,098,265		1,089,646
Ppl Wem Holdings Plc Sr Unsec 144A	5.38%	5/1/2021	449,290		481,860
Oracle Corp Sr Unsec	2.95%	11/15/2024	998,423		1,006,490
Nissan Motor Acceptance Sr Unsec 144A	2.15%	9/28/2020	199,685		198,112
Nissan Motor Acceptance Sr Unsec 144A	2.25%	1/13/2020	998,423		996,922
New York Life Global Fdg Sec 144A	2.00%	4/13/2021	199,685		197,161
New York Life Global Fdg 144A	1.95%	2/11/2020	1,048,344		1,041,859
Nationwide Bldg Society Sr Unsec 144A	2.45%	7/27/2021	549,133		544,984
National Australia Bk/Ny Sr Unsec	1.88%	7/12/2021	1,347,871		1,319,810
Metlife Inc Sr Unsec A	6.82%	8/15/2018	998,423		1,027,782
Massmutual Global Fundin Sec 144A	2.00%	4/15/2021	823,699		811,257
Mufg Americas Hldgs Corp Sr Unsec	2.25%	2/10/2020	948,502		943,640
Lloyds Banking Group Plc Sr Unsec	2.91%	11/7/2023	698,896		693,684
Kinder Morgan Ener Part Sr Unsec	4.25%	9/1/2024	848,659		880,170
Jackson Natl Life Global Sec 144A	2.25%	4/29/2021	249,606		247,062
Jpmorgan Chase & Co Sr Unsec	3.13%	1/23/2025	3,095,111		3,115,024
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2017

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Iberdrola Fin Ireland Co Gtd 144A	5.00%	9/11/2019	500,210		520,916
Ing Bank Nv Covered Sec 144A	2.63%	12/5/2022	673,935		675,355
Hsbc Holdings Plc Sr Unsec	5.10%	4/5/2021	1,897,003		2,039,117
Guardian Life Glob Sec 144A	2.00%	4/26/2021	998,423		978,507
Goldman Sachs Group Inc Sr Unsec	3.50%	1/23/2025	2,845,505		2,893,168
Goldman Sachs Group Inc Sr Unsec	2.91%	6/5/2023	299,527		297,842
General Motors Finl Co Sr Unsec	2.35%	10/4/2019	199,685		199,182
General Electric Co Sr Unsec	2.70%	10/9/2022	2,995,269		2,992,678
Enterprise Products Oper Co Gtd	6.50%	1/31/2019	399,369		417,438
Energy Transfer Partners Sr Unsec	4.15%	10/1/2020	571,098		590,102
Enbridge Inc Sr Unsec	1.75%	1/10/2020	798,738		800,075
Electricite De France Sr Unsec 144A	2.15%	1/22/2019	299,527		299,611
Electricite De France Nt 144A	6.50%	1/26/2019	848,659		887,856
Dominion Energy Gas Hldg Llc Sr Unsec	2.80%	11/15/2020	673,935		679,563
Deutsche Bank Ag Sr Unsec	4.25%	10/14/2021	698,896		727,741
Daimler Finance Na Llc Sr Unsec 144A	1.50%	7/5/2019	1,048,344		1,036,309
Crown Castle Towers Llc Co Gtd 144A	4.88%	8/15/2040	449,290		470,186
Rabobank Nederland Nt	4.50%	1/11/2021	1,996,846		2,117,453
Commonwealth Bank Aust 144A	1.75%	11/7/2019	1,098,265		1,087,355
Caterpillar Finl Service Sr Unsec Mtn	1.90%	3/22/2019	748,817		747,810
Sky Plc Sr Unsec 144A	2.63%	9/16/2019	269,574		270,211
Bnp Paribas Sr Unsec 144A	2.95%	5/23/2022	599,054		600,971
Barclays Plc Sr Unsec	3.20%	8/10/2021	698,896		703,518

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2017

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Banque Fed Cred Mutuel Sr Unsec 144A	2.00%	4/12/2019	499,211		497,466
Bank Of Nova Scotia Sec	1.88%	4/26/2021	2,196,530		2,154,811
Bank Of America	3.42%	12/20/2028	899,080		900,405
Bank Of America Corp Sr Unsec	4.00%	4/1/2024	998,423		1,056,334
Bp Capital Markets Plc Co Gtd	4.74%	3/11/2021	1,248,029		1,337,036
Aviation Capital Group Nt 144A	7.13%	10/15/2020	748,817		835,166
American Tower Corp Sr Unsec	5.90%	11/1/2021	299,527		331,601
Aig Inc	6.40%	12/15/2020	549,133		609,192
American Honda Finance Sr Unsec	1.74%	11/5/2021	1,497,634		1,499,565
At&T Inc Sr Unsec	3.40%	5/15/2025	848,659		835,707
Bab Ut St-B	3.54%	7/1/2025	1,023,383		1,067,860
Univ Of Pittsburgh Pa	2.32%	9/15/2021	1,148,186		1,147,681
Port Seattle-Txbl-B1	7.00%	5/1/2019	998,423		1,062,392
Ny St Urban Dev-B	2.10%	3/15/2022	1,996,846		1,989,298
Nys Twy-Txb-B-Babs	5.45%	4/1/2025	848,659		965,630
Met Trn Auth-A2-Babs	5.36%	11/15/2023	299,527		339,343
Kfw Sr Unsec	1.50%	2/6/2019	723,857		720,698
Industry Pub Facs-A	4.34%	7/1/2024	499,211		533,897
European Investment Bank Sr Unsec	2.00%	3/15/2021	1,123,226		1,116,288
Cobb-Marietta Coliseu	2.55%	7/1/2021	624,014		628,239
Vm Cash Ccp Cme Rdr Usd	0.01%	12/31/2060	37,181		37,181
U S Treasury Repo	1.50%	1/3/2018	39,088,254		39,088,254
U S Treasury Repo	1.68%	1/2/2018	17,871,769		17,871,769

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2017

		Interest	Maturity	Number of	Cost	Current
	Identity of issue	rate	date	shares/units	value**	value
	U S Treasury Repo	1.67%	1/2/2018	14,976,343		14,976,343
	U S Tips Repo	1.69%	1/2/2018	6,140,300		6,140,300
	Irs Usd 1.25000 12/21/16-2Y Cme	1.25%	12/21/2018	17,821,848		(107,705)
	Irs Usd 1.25000 06/15/16-2Y Cme	1.25%	6/15/2018	22,564,356		(46,738)
*	Collective Us Govt Stif 15 Bps	—%	12/1/2030	260,571		260,571
	U S Treasury Note	1.00%	11/30/2018	4,542,824		4,510,971
	Scslc 2005 A3 3Mlib+14Bp	1.62%	12/1/2023	186,385		186,383
	Slma 2006-6 A3 3Mlib+11Bp	1.48%	10/27/2025	247,911		247,774
	Slma 2006-5 A5 3Mlib+11Bp	1.48%	1/25/2027	231,104		230,887
	Slma 2007-1 A5 3Mlib+9	1.46%	1/26/2026	312,700		312,862
	Slma 2006-8 A5 3Mlib+11Bp	1.48%	1/27/2025	1,092,703		1,090,913
	Slma 2005-9 A6 3Mlib+55Bp	1.92%	10/26/2026	777,650		779,752
	Slma 2005-8 A4 3Mlib	1.92%	1/25/2028	1,516,238		1,523,644
	Slma 2005-7 A4 3Mlib+15Bp	1.52%	10/25/2029	890,059		884,985
	Slma 2005-6 A5A 3Mlib+11Bp	1.48%	7/27/2026	101,868		101,873
	Slma 2005-3 A5	1.46%	10/25/2024	278,993		278,776
	Slclt 2007-1 A4 3Mlib+6Bp	1.48%	5/15/2029	736,704		729,898
	Nordea Bank Ab Sr Unsec Frn 144A	2.44%	9/17/2018	599,054		602,139
	Navsl 2015-3 A1 1Mlib+32Bp	1.87%	7/25/2030	101,595		101,648
	Navsl 2015-1 A1 1Mlib+30Bp	1.85%	9/26/2022	66,059		66,087
	Jackson Natl Life Global Sec 144A	1.88%	10/15/2018	648,975		648,399
	Fnma Pass Thru 20Yr #Ae0787	5.50%	5/1/2028	60,881		66,678
	Fnma Pass Thru 30Yr #Ad0963	5.50%	9/1/2038	64,681		71,465

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2017

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Fnma Pass Thru 20Yr #Ad0912	5.50%	4/1/2029	146,624		160,586
Fnma Pass Thru 30Yr #995759	5.50%	11/1/2038	467,463		513,470
Fnma Pass Thru 30Yr #940765	5.50%	6/1/2037	76,938		84,582
Fnma Pass Thru 30Yr #889561	5.50%	6/1/2038	156,363		172,490
Fnma Pass Thru 20Yr #888843	5.50%	3/1/2027	60,715		66,917
Fnma Pass Thru 30Yr #865433	5.50%	2/1/2036	5,876		6,495
Fnma Pass Thru 30Yr #849299	5.50%	1/1/2036	214,007		236,997
Fnma Pass Thru 30Yr #831356	5.50%	3/1/2036	119,620		132,427
Fnma Pass Thru 30Yr #817640	5.50%	11/1/2035	154,387		169,116
Fnma Pass Thru 30Yr #808040	5.50%	2/1/2035	258,523		285,812
Fnma Pass Thru 30Yr #804303	5.50%	11/1/2034	13,244		14,508
Fnma Pass Thru 30Yr #802316	5.50%	11/1/2034	10,822		11,852
Fn Arm 793029 Us0006M+158.2 10.869	3.05%	7/1/2034	340,700		353,667
Fnma Pass Thru 30Yr #756202	5.50%	12/1/2033	9,394		10,424
Fnma Pass Thru 30Yr #Al7579	5.50%	2/1/2042	134,083		148,372
Fnma Pass Thru 20Yr #Al6938	5.50%	4/1/2030	136,829		149,857
Fnma Pass Thru 30Yr #357908	5.50%	7/1/2035	11,265		12,461
Fnma Pass Thru 20Yr #310164	5.50%	1/1/2026	175,095		191,767
Fnma Pass Thru 20Yr #257047	5.50%	1/1/2028	42,367		46,401
Fnma Pass Thru 20Yr #256600	5.50%	2/1/2027	878		961
Fnma Pass Thru 20Yr #255075	5.50%	2/1/2024	273,748		299,814
Fed Home Ln Mtge Glbl Nt (500Mm)	1.15%	9/14/2018	1,198,107		1,193,513
Fh Arm 1Q1534 H15T1Y+223.3 10.15	3.13%	6/1/2037	444,850		468,998

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2017

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Chait 2015-A5 A	1.36%	4/15/2020	499,211		498,687
Net Unsettled Trades					(79,590,101)
Interest And Dividends Accrued/Receivable					953,813
Broker Cash Collateral Received					(15,493)
Centrally Cleared Swaps (Due To) / Due From Broker					(362,932)
Wrapper					(49,621)
Fair value of contract					198,947,278

Nationwide: STA_CIT_IP_0616
Aeptc 2012-1 A2	1.98%	6/1/2020	3,194,953		2,723,282
Bank 2017-Bnk4 A1	2.00%	2/15/2022	2,096,688		1,872,281
Comm 2014-Cr14 A2	3.15%	1/10/2019	2,471,097		2,498,358
Comet 2015-A1 A	1.39%	3/15/2018	2,995,269		2,995,394
Comet 2017-A1 A1	2.00%	3/16/2020	2,496,057		2,482,891
Carmx 2016-2 A3	1.52%	10/15/2019	2,396,215		2,387,956
Chait 2015-A7 A7	1.62%	7/16/2018	2,595,899		2,595,692
Chait 2016-A4 A4	1.49%	7/15/2020	4,393,060		4,320,333
Cgcmt 2016-Gc36 A1	1.61%	11/10/2020	4,293,218		3,279,147
Duk 1.731 09/01/22	1.73%	9/1/2022	5,491,326		5,405,990
Fnr 2011-87 Ja	3.00%	1/25/2024	5,815,813		1,203,022
Fnr 2011-98 Ae	2.50%	6/25/2021	8,087,225		1,292,582
Fnr 2011-132 A	3.00%	4/25/2022	7,987,383		1,472,500
Fnr 2013-79 Va	3.50%	3/25/2024	7,787,698		5,176,758

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2017

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Fnr 2015-48 Db	3.00%	4/25/2022	2,995,269		1,848,934
Fhr 3774 Ab	3.50%	7/15/2020	9,215,443		858,184
Fhr 3856 Ea	3.00%	8/15/2018	3,474,511		54,543
Fhr 3920 Ab	3.00%	3/15/2021	8,386,752		1,307,107
Fhr 3970 Da	3.00%	12/15/2021	5,291,641		781,558
Fhr 3979 Gd	3.00%	9/15/2022	3,494,480		713,552
Fhr 4039 Me	2.00%	2/17/2026	4,992,114		1,314,880
Fhr 4272 Yg	2.00%	10/16/2023	4,992,114		1,504,517
Fhr 4297 Ca	3.00%	4/15/2024	6,489,748		3,257,885
Fhr 4486 Jn	2.00%	2/15/2024	2,995,269		1,726,518
Fhr 4504 Dn	3.00%	7/15/2025	6,589,591		3,711,207
Fnr 2010-99 Dp	3.00%	5/26/2020	15,725,160		884,850
Fordo 2015-C A3	1.41%	11/15/2018	1,218,076		673,102
Gmalt 2015-3 A3	1.69%	6/20/2018	2,346,294		1,352,907
Gnr 2010-151 Dq	4.00%	8/20/2020	6,140,300		864,459
Gnr 2011-51 Lx	4.00%	7/20/2018	1,996,846		182,767
Gnr 2011-133 Na	3.50%	11/21/2022	16,113,546		3,995,682
Gnr 2011-160 A	3.00%	11/20/2020	6,489,748		979,018
Gnr 2013-41 Pa	2.50%	9/20/2023	5,691,010		2,751,915
Gnr 2013-124 Cp	2.50%	1/22/2024	4,243,297		1,366,658
Gnr 2014-140 Mv	4.00%	7/20/2021	1,996,846		1,654,539
Gnr 2015-16 Gm	2.00%	4/20/2026	6,190,222		3,568,363
Jpmbb 2013-C12 A2	2.42%	6/15/2018	2,995,269		1,747,559

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2017

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Jpmbb 2015-C33 A1	1.90%	10/15/2020	3,118,075		2,017,519
Jdot 2015-B A3	1.44%	11/15/2018	2,745,663		1,547,691
Jdot 2017-A A3	1.78%	4/15/2020	1,847,082		1,839,677
Msbam 2015-C26 A1	1.59%	9/15/2020	2,695,742		1,884,319
Msbam 2013-C11 A2	3.09%	8/15/2018	2,615,868		1,658,323
Narot 2016-C A3	1.18%	11/15/2019	1,697,319		1,680,738
Taot 2015-C A3	1.34%	8/15/2018	2,595,899		1,017,845
Ubscm 2012-C1 A3	3.40%	3/10/2022	3,444,559		3,446,385
T 0 3/4 08/15/19	0.75%	8/15/2019	348,450		343,266
T 0 7/8 10/15/18	0.88%	10/15/2018	107,830		107,331
T 1 03/15/19	1.00%	3/15/2019	873,620		867,431
T 0 7/8 05/15/19	0.88%	5/15/2019	799,737		790,101
T 1 11/15/19	1.00%	11/15/2019	6,967,993		6,864,732
T 1 1/8 06/15/18	1.13%	6/15/2018	1,637,413		1,635,669
Wfrbs 2013-C17 A2	2.92%	11/15/2018	1,697,319		1,710,268
Woart 2016-B A3	1.30%	8/17/2020	2,496,057		2,473,131
Fair value of contract					106,691,316

Reinsurance Group of America Contract No. RGA00084
Cash	0.63%		4,733,969		4,733,969
Time Warner, Inc. 4.70 01/15/2021	4.70%	1/15/2021	1,847,082		1,991,251
Charter Communications, Inc. 4.00 09/01/2021	4.00%	9/1/2021	948,502		989,450
General Electric Co. 4.65 10/17/2021	4.65%	10/17/2021	1,747,240		1,897,639

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2017

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Union Pacific Corp. 4.163 07/15/2022	4.16%	7/15/2022	898,581		980,339
Cigna Corp. 4.00 02/15/2022	4.00%	2/15/2022	1,857,066		1,967,295
Equity Residential 4.625 12/15/2021	4.63%	12/15/2021	1,497,634		1,607,097
Jpmorgan Chase & Co. 4.50 01/24/2022	4.50%	1/24/2022	449,290		489,526
Twenty-First Century Fox, Inc. 4.50 02/15/2021	4.50%	2/15/2021	449,290		482,461
Comcast Corp. 3.125 07/15/2022	3.13%	7/15/2022	948,502		985,370
Chase Issuance Trust 1.58 08/16/2021	1.58%	8/16/2021	998,423		990,873
Cox Enterprises, Inc. 3.25 12/15/2022	3.25%	12/15/2022	998,423		1,001,692
Dowdupont 3.00 11/15/2022	3.00%	11/15/2022	1,497,634		1,511,118
Macy's, Inc. 2.875 02/15/2023	2.88%	2/15/2023	1,198,107		1,137,580
Royal Dutch Shell Plc 2.25 01/06/2023	2.25%	1/6/2023	998,423		991,781
Wells Fargo & Co. 3.45 02/13/2023	3.45%	2/13/2023	948,502		978,972
Dominion Energy, Inc. 2.75 03/15/2023	2.75%	3/15/2023	973,462		976,672
Boston Properties, Inc. 3.125 09/01/2023	3.13%	9/1/2023	1,447,713		1,473,972
Jpmorgan Chase & Co	3.38%	5/1/2023	1,946,925		1,989,632
Relx Plc 3.125 10/15/2022	3.13%	10/15/2022	848,659		860,622
Ford Motor Credit Co. Llc 4.375 08/06/2023	4.38%	8/6/2023	2,346,294		2,511,617
Capital One Financial Corp. 3.50 06/15/2023	3.50%	6/15/2023	948,502		966,451
Burlington Northern Santa Fe Llc 3.75 04/01/2024	3.75%	4/1/2024	998,423		1,065,981
Barclays Plc 4.375 09/11/2024	4.38%	9/11/2024	948,502		984,355
Bank Of America Corp. 4.20 08/26/2024	4.20%	8/26/2024	2,196,530		2,344,641
Kinder Morgan, Inc. 4.30 06/01/2025	4.30%	6/1/2025	2,346,294		2,451,826
Cox Enterprises, Inc. 3.85 02/01/2025	3.85%	2/1/2025	1,397,792		1,452,462

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2017

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Allergan Plc 3.80 03/15/2025	3.80%	3/15/2025	499,211		513,693
At&T, Inc. 3.40 05/15/2025	3.40%	5/15/2025	2,695,742		2,661,410
Crh Plc 3.875 05/18/2025	3.88%	5/18/2025	948,502		994,259
Medtronic Plc 3.50 03/15/2025	3.50%	3/15/2025	998,423		1,045,754
Hsbc Holdings Plc 4.25 08/18/2025	4.25%	8/18/2025	1,897,003		1,996,561
Bnp Paribas Sa 4.375 09/28/2025	4.38%	9/28/2025	1,897,003		2,003,166
Exelon Corp. 3.15 10/15/2025	3.15%	10/15/2025	943,510		956,294
Capital One Financial Corp. 4.20 10/29/2025	4.20%	10/29/2025	499,211		517,087
Zoetis, Inc. 4.50 11/13/2025	4.50%	11/13/2025	973,462		1,066,554
Anheuser-Busch Inbev Sa/Nv 3.65 02/01/2026	3.65%	2/1/2026	973,462		1,019,145
Conocophillips 4.95 03/15/2026	4.95%	3/15/2026	1,747,240		2,008,234
Bayerische Motoren Werke Ag 2.80 04/11/2026	2.80%	4/11/2026	998,423		982,071
Lloyds Banking Group Plc 4.582 12/10/2025	4.58%	12/10/2025	923,541		970,612
Fannie Mae 4.50 08/01/2040	4.50%	8/1/2040	3,822,318		4,111,917
Abbott Laboratories 2.90 11/30/2021	2.90%	11/30/2021	948,502		961,740
Charter Communications, Inc. 4.908 07/23/2025	4.91%	7/23/2025	1,347,871		1,461,746
Wells Fargo & Co. 2.15 12/06/2019	2.15%	12/6/2019	1,248,029		1,247,817
Fannie Mae 3.50 02/01/2037	3.50%	2/1/2037	8,447,324		8,788,306
The Sherwin-Williams Co. 3.45 06/01/2027	3.45%	6/1/2027	1,497,634		1,525,453
American Express Master Trust 1.64 12/15/2021	1.64%	12/15/2021	2,951,338		2,938,208
Fannie Mae 3.154 07/01/2047	3.16%	7/1/2047	4,685,265		4,776,601
U.S. Treasury Note/Bond 1.25 05/31/2019	1.25%	5/31/2019	45,378,318		45,049,275
Freddie Mac Gold 4.50 09/01/2044	4.50%	9/1/2044	7,619,079		8,140,922

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2017

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Fannie Mae 3.177 07/01/2047	3.18%	7/1/2047	3,706,747		3,786,612
Fannie Mae 4.50 01/01/2043	4.50%	1/1/2043	7,785,539		8,371,110
Freddie Mac 3.207 05/01/2047	3.21%	5/1/2047	746,737		761,121
Freddie Mac Gold 4.50 07/01/2045	4.50%	7/1/2045	5,812,032		6,220,030
Fannie Mae 4.50 06/01/2047	4.50%	6/1/2047	7,857,241		8,401,359
Fannie Mae 3.187 06/01/2047	3.19%	6/1/2047	3,688,796		3,763,683
Freddie Mac 3.284 07/01/2047	3.28%	7/1/2047	1,263,466		1,288,605
Fannie Mae 4.50 04/01/2047	4.50%	4/1/2047	4,060,867		4,341,958
Verizon Communications, Inc. 3.376 02/15/2025	3.38%	2/15/2025	2,187,544		2,222,983
Exelon Corp. 2.95 08/15/2027	2.95%	8/15/2027	499,211		498,642
Freddie Mac Gold 4.50 04/01/2047	4.50%	4/1/2047	6,279,379		6,700,851
Ford Credit Auto Owner Trust 2015-Rev2 2.44 01/15/2027	2.44%	1/15/2027	3,424,590		3,440,909
Fannie Mae 2.957 10/01/2047	2.96%	10/1/2047	1,088,149		1,107,039
Unitedhealth Group, Inc. 2.95 10/15/2027	2.95%	10/15/2027	1,497,634		1,500,897
Fannie Mae 3.092 10/01/2047	3.09%	10/1/2047	1,027,308		1,045,272
Toyota Auto Receivables Owner Trust 1.93 01/18/2022	1.93%	1/18/2022	3,463,529		3,445,474
Anthem, Inc. 2.95 12/01/2022	2.95%	12/1/2022	998,423		1,001,975
Bank Of America Corp. 3.004 12/20/2023	3.00%	12/20/2023	378,402		379,668
U.S. Treasury Inflation Indexed 0.125 04/15/2021	0.13%	4/15/2021	1,439,152		1,434,003
U.S. Treasury Inflation Indexed 0.125 04/15/2020	0.13%	4/15/2020	2,108,536		2,105,196
Freddie Mac Gold 4.50 10/01/2047	4.50%	10/1/2047	1,569,051		1,680,468
Wrapper					(64,491)
Fair value of contract					198,984,833

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2017

		Interest	Maturity	Number of	Cost	Current
	Identity of issue	rate	date	shares/units	value**	value
	Total synthetic GICs (including wrapper contracts)					1,197,242,601
	Total investment					13,729,694,226

*	Loans receivables from participants
	30,897 loans carrying an interest rate of 4.25% to 10.50% with maturity dates through 2037					228,425,739
	Total					$13,958,119,965

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the trustees (or other persons who administer the employee benefit plan) have duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.

Citi Retirement Savings Plan

By: /s/ J. Michael Murray
J. Michael Murray
Global Head of Human Resources

Date: June 11, 2018